The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 15, 2009)

400,000 Shares
Magnum Hunter Resources Corporation
% Series C Cumulative Perpetual Preferred Stock
_________________________________________

We are offering 400,000 shares of our             % Series C Cumulative Perpetual Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as the “Series C Preferred Stock”. We will pay cumulative dividends on the Series C Preferred Stock from, but excluding, the date of original issuance in the amount of $             per share each year, which is equivalent to             % of the $25.00 liquidation preference per share. If the Series C Preferred Stock, however, is not listed on a “national exchange,” as defined in this prospectus supplement, or if we fail to pay cash dividends on the outstanding Series C Preferred Stock in full for any four consecutive or non-consecutive quarters, investors will be entitled to receive cumulative cash dividends at the increased rate of 12.50% per annum of the $25.00 liquidation preference per share (equivalent to $3.125 per annum per share) as outlined in this prospectus supplement. Dividends on the Series C Preferred Stock will be payable quarterly in arrears, beginning on March 31, 2010. We will pay the fourth quarter 2009 dividend with the March 31, 2010 dividend payment based on the actual number of days the Series C Preferred Stock is outstanding during the fourth quarter.

Investors in our Series C Preferred Stock generally will have no voting rights but will have limited voting rights if the Series C Preferred Stock is not listed on a national exchange, we fail to pay dividends for four or more consecutive or non-consecutive quarters and under certain other circumstances, which are described in this prospectus supplement under “Description of Series C Preferred Stock — Voting Rights.”

We may not redeem the Series C Preferred Stock before December     , 2011, except as described below. On or after December     , 2011, we may, at our option, redeem the Series C Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date. If at any time a “Change of Ownership or Control,” as defined in this prospectus supplement, occurs, we will redeem or, in the event we are acquired by a “Qualifying Public Company,” such Qualifying Public Company will have the right to redeem, the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred at specified redemption amounts as set forth in this prospectus supplement. Our Series C Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption and will not be convertible into any of our other securities.

There is currently no public market for our Series C Preferred Stock. We have filed an application to list our shares of Series C Preferred Stock on the NYSE Amex under the symbol “    ”. We expect trading of the Series C Preferred Stock to commence             , 2009, on a when-issued basis.

Investing in our Series C Preferred Stock involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement.

	Per Share	Total
Public offering price	$25.00	$10,000,000
Underwriting discounts and commissions	$ 1.25	$ 500,000
Proceeds, before expenses, to us	$23.75	$ 9,500,000

We expect that the Series C Preferred Stock will be ready for delivery in book-entry form through The Depository Trust Company on or about             , 2009.

We have granted to the underwriter a 30-day option to purchase up to an additional 60,000 shares of Series C Preferred Stock from us on the same terms and conditions as set forth above, less applicable underwriting discounts and commissions.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Wunderlich Securities
The date of this prospectus supplement is December     , 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is the prospectus supplement, which describes the specific terms of this offering.  The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information.  The accompanying prospectus was filed with our registration statement on Form S-3 (registration file no. 333-161937) with the Securities and Exchange Commission (the “SEC”) as part of a “shelf” registration process.  Under the shelf registration process, we may offer to sell debt securities, common stock, preferred stock and warrants, from time to time in one or more offerings, up to a total dollar amount of $100,000,000.  Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus and any free writing prospectus distributed by us before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus.  To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement, contained, or incorporated by reference, in the accompanying prospectus or contained in any free writing prospectus we have distributed in connection with this offering.  We have not authorized anyone to provide you with different information.  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus.  You should not rely on any unauthorized information or representation.  This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so.  You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any free writing prospectus or any sale of a security.

We are not making any representation to you regarding the legality of an investment in Series C Preferred Stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of the Series C Preferred Stock.

Information contained on or accessible through our website does not constitute part of this prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Magnum Hunter,” “Company,” “we,” “us,” and “our” or similar references refer to Magnum Hunter Resources Corporation and its subsidiaries.  Except as otherwise indicated, the information in this prospectus supplement assumes that the underwriter does not exercise its option to purchase additional shares to cover over-allotments.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us carefully, including the information contained under the heading “Risk Factors” in this prospectus supplement beginning on page S-15, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Magnum Hunter Resources Corporation

Our Business

Magnum Hunter Resources Corporation, a Delaware corporation, is an independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects within the United States.  The Company’s oil and natural gas properties are principally located in Texas, Louisiana and North Dakota.  Magnum Hunter Resources Corporation’s recent management additions of Gary C. Evans, as Chairman of the Board, Ronald D. Ormand, as Executive Vice President and Chief Financial Officer, H.C. “Kip” Ferguson, as Executive Vice President of Exploration and M. Bradley Davis, as Senior Vice President of Capital Markets, add significant financial expertise and operating track record to the Company.

Our business strategy is designed to create maximum stockholder value through a balanced program of acquisitions and low risk development and exploitation.  We endeavor to create a balanced portfolio consisting of producing properties and prospects that are geologically and geographically diverse, including producing properties, low risk development, and secondary enhanced oil recovery projects.  We intend to significantly increase our focus on operated properties and the acquisition of oil and gas properties in the near future with a particular emphasis on distressed assets.  We intend to target low to medium risk projects that have the potential for multiple producing horizons and offer repeatable success allowing for meaningful production and reserve growth.

The Company’s average daily production for the month ended October 31, 2009 was approximately 750 barrels of oil equivalent per day, or Boepd, a 28% increase in average daily production of 586 Boepd reported in the third quarter of 2009.  The Company is anticipating to exit fiscal year 2009 with an average daily production rate in excess of 900 Boepd as a result of: (i) the successful drilling of three horizontal wells in the Mohall Field of North Dakota, (ii) the acquisition of an additional working interest in the East Chalkley Field of South Louisiana, (iii) the acquisition of Sharon Resources, and (iv) the resumption of drilling activities in the Cinco Terry Field of West Texas.  With the anticipated closing, subject to certain conditions, of the recent announcement to acquire the assets of Appalachian Basin focused Triad Energy Corporation and certain affiliates, currently scheduled in January 2010, Magnum Hunter should exit January 2010 with a daily production rate of approximately 1,800 Boepd.  An 1,800 Boepd daily production rate would represent an approximate 160% increase over the Company’s first nine months 2009 average daily production rate of 692 Boepd.  Triad’s estimated net total production for the quarter ended September 30, 2009 was 90,481 Boe (983 Boepd, 59% crude oil).  The Company has drilled six wells (gross) thus far in the fourth quarter of 2009 with two drilling rigs currently running.

Recent Developments

Acquisitions.  On October 28, 2009, we entered into an Asset Purchase Agreement with Triad Energy Corporation (“Triad”) and certain of its affiliates to acquire substantially all of their assets.  The assets being acquired primarily consist of oil and gas property interests in Kentucky, Ohio and West Virginia.  As of June 30, 2009, these assets included estimated proved reserves of approximately 5.2 Mmboe with a PV-10 of approximately $74 million based on SEC pricing and subject to the assumptions and qualifications set forth in their third party engineering report.  Our calculated reserves as of September 30, 2009, on a pro forma basis taking into account the pending acquisition of assets of Triad and certain affiliates, includes estimated proved reserves of approximately 9.0 Mmboe with a PV-10 of approximately $116 million based on SEC pricing and subject to the assumptions and qualifications set forth in our third party engineering reports and those of Triad.

Triad is a Marietta, Ohio-based company that, together with most of its affiliates, filed for bankruptcy under Chapter 11 of the Bankruptcy Code in December 2008 in the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division.  As consideration for the proposed acquisition of the oil and gas assets being acquired, we have agreed to:

•	Pay Triad up to $8 million in cash;
•	Issue to Triad or its designees $15 million of our Series B Redeemable Convertible Preferred Stock;
•	Enter into the new credit facility described below that, among other things, will result in our assumption or refinancing of approximately $58 million of bank debt of Triad and its affiliates; and
•	Assume certain liabilities associated with the acquired assets.

The transaction is subject to certain closing conditions, including bankruptcy court approval, the expansion of our new credit facility pursuant to the Commitment Letter (defined below) and our assumption of certain debt of Triad.  Subject to such conditions and approvals, we anticipate that the transaction will close in January 2010.

On September 30, 2009, we acquired Sharon Resources, Inc., a wholly-owned subsidiary of Calgary based Sharon Energy Ltd., bringing an inventory of drilling programs in addition to three exploration and evaluation professionals.  We issued 2,294,474 shares of our common stock as consideration for the stock of Sharon Resources.

On September 14, 2009, we entered into a Purchase and Sale Agreement with Centurion Exploration Company, LLC (“Centurion”) to acquire for $1.7 million all of Centurion’s ownership interest in the East Chalkley Unit in Cameron Parish, Louisiana.  The acquired Centurion interest consisted of Centurion’s working interest in four leases and three wells in which Centurion’s working interest was 100%, 37.5% and 37.5%, respectively.  This property acquisition was completed on October 15, 2009.

Equity Offerings.  We recently closed three offerings of our common stock and warrants under our effective shelf registration statement totaling approximately $14 million in net proceeds.

On November 5, 2009, we issued and sold, for net proceeds of approximately $3.6 million, an aggregate of 2,289,910 units consisting of one share of common stock and one fifth of a warrant to purchase one share of common stock.  The purchase price per unit to non-affiliate investors was 90% of the volume weighted average price of our common stock on the NYSE Amex for the five consecutive trading days ending on November 4, 2009 ($1.64) and for affiliates was the closing price for our common stock on November 4, 2009 ($1.73).  We intend to use the proceeds from such offering for general working capital purposes.  A total of eight insiders from the Company acquired securities in this offering, including our Chairman, our Chief Financial Officer and five other board members.

On November 16, 2009, we closed two offerings that were priced on November 10, 2009 and November 11, 2009, respectively, pursuant to which we issued and sold, for net proceeds aggregating approximately $10.4 million a total of 6,403,720 units consisting of one share of common stock and one fifth of a warrant to purchase one share of common stock.  The purchase price per unit was $1.73.  We intend to use the proceeds from these two offerings for working capital purposes.

New Credit Facility.  On November 23, 2009 we entered into a new credit facility with BMO Capital Markets, or BMOCM, for a $150 million three-year revolving credit facility secured by the Company’s assets (the “Senior Credit Facility”). The initial borrowing base under the credit facility is approximately $25 million, subject to adjustment from time to time based upon the values assigned to our proved oil and gas reserves.  We plan to use the new credit facility for general corporate purposes and for the acquisition of oil and natural gas properties, including the properties we are planning to acquire in the above-described Triad acquisition.

On November 25, 2009 we entered into a commitment letter with BMOCM and Capital One, N.A. (“Capital One”) pursuant to which BMOCM and Capital One have, subject to certain conditions, committed to increase our borrowing base to $70 million upon the addition of new lenders under the Senior Credit Facility (the “Commitment Letter”).

Company Information

Our executive offices are located at 777 Post Oak Blvd., Suite 910, Houston, Texas 77056, and our telephone number is (832) 369-6986.  Our web site is www.MagnumHunterResources.com. Additional information which may be obtained through our web site does not constitute part of this prospectus supplement.  Copies of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

The Offering
The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series C Preferred Stock, see “Description of Series C Preferred Stock” beginning on page S-35 of this prospectus supplement and “Description of Capital Stock” beginning on page 9 of the accompanying prospectus.

Issuer	Magnum Hunter Resources Corporation, a Delaware corporation.
Securities offered
400,000 shares of             % Series C Cumulative Perpetual Preferred Stock, which we refer to as the Series C Preferred Stock. We may sell up to 60,000 additional shares of Series C Preferred Stock upon exercise of the underwriter’s over-allotment option.

Dividends
Holders of the Series C Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of             % per annum of the $25.00 liquidation preference per share (equivalent to $             per annum per share). However, under certain conditions relating to our non-payment of dividends on the Series C Preferred Stock or if the Series C Preferred Stock is no longer listed on a national exchange, the dividend rate on the Series C Preferred Stock may increase to 12.50% per annum, which we refer to as the “Penalty Rate.”  Commencing on March 31, 2010, dividends will be payable quarterly in arrears on the last day of March, June, September and December of each year; provided that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday.  We will pay the fourth quarter 2009 dividend with the March 31, 2010 dividend payment based on the actual number of days the Series C Preferred Stock is outstanding for the fourth quarter.

Dividends on the Series C Preferred Stock will accrue regardless of whether:

•	the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends;
•	we have earnings;
•	there are funds legally available for the payment of such dividends; or
•	such dividends are authorized by our board of directors.

All payments of dividends made to the holders of Series C Preferred Stock will be credited against the previously accrued dividends on such shares of Series C Preferred Stock. We will credit any dividends made on the Series C Preferred Stock first to the earliest accrued and unpaid dividend due.

Penalties as a result of our failure to maintain a listing on a national exchange
If we fail to maintain a listing or quotation of the Series C Preferred Stock on the New York Stock Exchange, NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a “national exchange”), for 180 consecutive days, then (i) the annual dividend rate on the Series C Preferred Stock will be increased to the Penalty Rate on the 181st day, and (ii) the holders of Series C Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on the board of directors. Such increased dividend rate and director service will continue for so long the Series C Preferred Stock is not listed on a national exchange.

Penalties as a result of failure to pay dividends
If, at any time, cash dividends on the outstanding Series C Preferred Stock are accrued but not paid in full for a total of four consecutive or non-consecutive quarters; then, until we have paid all accumulated and unpaid dividends on the shares of our Series C Preferred Stock in full (i) the annual dividend rate on the Series C Preferred Stock will be increased to the Penalty Rate commencing on the first day after the fourth missed quarterly payment; (ii) if we do not pay dividends in cash, dividends on the Series C Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed on a national exchange, in the form of fully-tradable registered common stock of our Company (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series C Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share; and (iii) the holders of Series C Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on our board of directors, until we have paid all dividends on the shares of our Series C Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. When we have paid cash dividends at the Penalty Rate for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay a dividend for any future quarter.

Special redemption upon change of ownership or control
Following a “Change of Ownership or Control” of us by a person, entity or group other than a “Qualifying Public Company,” we (or the acquiring entity) will be required to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not declared), up to the redemption date:

Redemption Date	Redemption Price
On or before December , 2010	$26.00
After December , 2010 and on or before December , 2011	$25.50
After December , 2011	$25.00

A Change of Ownership or Control of us by a Qualifying Public Company will not require a mandatory redemption of the Series C Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series C Preferred Stock, in whole but not in part, pursuant to the special redemption provisions described above.
To see how we define “Change of Ownership or Control” and “Qualifying Public Company” for this purpose, see “Description of Series C Preferred Stock — Redemption — Special Redemption upon Change of Ownership or Control” below.

Ranking
The Series C Preferred Stock will rank (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares”; (iii) junior to our proposed Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) that we plan to issue to Triad Energy Corporation or its designees in connection with our proposed acquisition of the assets of Triad and certain of its affiliates, with the Series C Preferred Stock being junior with respect to payment of dividends and amounts upon liquidation, dissolution or winding up; (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock), referred to, together with the Series B Preferred Stock, as “senior shares”; and (v) junior to all our existing and future indebtedness.  The certificate of designations with respect to the Series C Preferred Stock will permit us, without the approval of the holders of the Series C Preferred Stock, to issue shares of Series B Preferred Stock having an aggregate liquidation preference of $15 million, plus accrued and unpaid dividends (which may be paid in cash or in shares of Series B Preferred Stock of equivalent value to the cash dividend); provided that such dividends shall accrue at a rate not to exceed 2.75% per annum of the liquidation preference of the Series B Preferred Stock.

Liquidation Preference
If we liquidate, dissolve or wind up our operations, the holders of our Series C Preferred Stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series C Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.

No maturity or mandatory redemption
The Series C Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a Change of Ownership or Control as described above. Accordingly, the shares of Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series C Preferred Stock.

Optional redemption
We may not redeem the Series C Preferred Stock prior to December     , 2011, except pursuant to the special redemption upon a Change of Ownership or Control discussed above. On and after December     , 2011, we may redeem the Series C Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Voting rights
Holders of the Series C Preferred Stock will generally have no voting rights. However, if cash dividends on any outstanding Series C Preferred Stock are in arrears for any four consecutive or non-consecutive quarterly dividend periods, or if we fail to maintain the listing of the Series C Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series C Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series C Preferred Stock becomes listed on a national exchange or the dividend arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of the Series C Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and all other shares of preferred stock similarly affected and entitled to vote, voting as a single class.

Information rights
During any period in which we are not subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) but shares of Series C Preferred Stock are outstanding, we will mail to all holders of Series C Preferred Stock, as their names and addresses appear in our record books, copies of the annual reports and quarterly reports that we would have been required to file with the SEC if we were so subject (other than any exhibits that would have been required). We will mail the reports within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to the reporting requirements of the Exchange Act. In addition, during the same period, we will, promptly upon written request, supply copies of such reports to any prospective holder of Series C Preferred Stock.

Material U.S. federal income tax consequences
The material U.S. federal income tax consequences of purchasing, owning and disposing of Series C Preferred Stock are described in “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Series C Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Listing
We have filed an application to list our shares of Series C Preferred Stock on the NYSE Amex under the symbol “    ”. We expect trading of the Series C Preferred Stock to commence on                       , 2009, on a when-issued basis.

Form	The Series C Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.
No conversion rights	The Series C Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $9,275,000, or approximately $10,925,000 if the underwriter exercises its over-allotment option in full, after deducting the underwriting discounts, commissions, and estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering to reduce our indebtedness, to fund our drilling program and the recently announced proposed acquisition of the assets of Triad Energy Corporation and certain of its affiliates and for general corporate purposes.

Risk factors	Investing in our preferred stock involves certain risks, which are described under “Risk Factors” on page S-15 of this prospectus supplement.

Summary Consolidated Financial and Operating Data

We filed two Current Reports on Form 8-K with the SEC on October 29, 2009 and November 16, 2009.  The first Form 8-K describes the terms of the Asset Purchase Agreement with Triad and the commitment letter we entered into with BMOCM on October 23, 2009 as well as setting forth certain historical financial information with respect to Triad, including its audited financial statements for the years ended December 31, 2006, 2007 and 2008.  The second Form 8-K includes the unaudited pro forma balance sheet of the Company as of September 30, 2009 and the unaudited pro forma income statements of the Company for the year ended December 31, 2008 and the nine month period ended September 30, 2009, which each give effect to (A) the purchase of Triad’s assets (including the issuance of Series B Preferred Stock by the Company to Triad and its designees), (B) the incurrence of indebtedness by the Company pursuant to the Senior Credit Facility and the use of the proceeds to repay our previous credit facility with CIT Capital USA Inc. and to consummate the Triad acquisition, (C) the net proceeds of approximately $14.4 million from our issuance of approximately $14.9 million of equity securities from October 31, 2009 through November 16, 2009, which includes an additional $330,260 from at the market sales during such period; (D) the net proceeds of approximately $9.3 million from this offering of Series C Preferred Stock, assuming the underwriter does not exercise its over-allotment option; and (E) issuance of additional equity securities for net proceeds of $5 million.  The pro forma financial data set forth below were derived from such pro forma financial statements.  You are urged to refer to the Company’s Current Reports on Form 8-K, including the exhibits thereto, which are incorporated herein by reference, for more information concerning the foregoing events.  Consummation of the Triad acquisition is subject to certain conditions, including bankruptcy court approval, the expansion of our new credit facility pursuant to the Commitment Letter and our assumption of certain debt of Triad.

The following summary consolidated financial and operating data as of and for the fiscal years ended December 31, 2007 and 2008 were derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC, which is incorporated by reference in this prospectus supplement. The following summary consolidated financial and operating data as of and for each of the nine months ended September 30, 2008 and 2009 were derived from our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2009, filed with the SEC, which is incorporated by reference in this prospectus supplement. In the opinion of management, the unaudited interim period information has been prepared on the same basis as our audited consolidated financial statements and reflects all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for such periods. Results for the nine months ended September 30, 2008 and 2009 are not necessarily indicative of results that may be expected for the entire year. You should read the following financial information in conjunction with our consolidated financial statements and notes thereto incorporated by reference herein.

	Years Ended December 31,			Nine Months Ended September 30,
	2007	2008	Pro Forma 2008(1)	2008	2009	Pro Forma 2009(1)
($000s, except per share amounts)			(Unaudited)	(Unaudited)

Statement of Operations Data:
Oil and gas sales	$6,921	$14,487	$47,056	$12,209	$6,566	$19,250
Field operations	0	0	7,771	0	0	4,997
Gain on sale of assets	0	1,197	3,434	1,182	0	(21)
Other income, net	100	200	201	100	200	268
Total revenues	7,021	15,884	58,462	13,491	6,766	24,494
Lease operating expenses	3,511	5,379	13,958	4,061	3,807	8,508
Field operations	0	0	10,161	0	0	4,991
Exploration Expenses	1,768	7,349	7,822	2,790	392	783
Impairment of oil & gas properties	95	1,973	1,973	0	0	0
Depreciation, depletion and amortization	1,781	7,682	14,292	1,856	3,100	7,771
General and administrative	2,752	3,965	7,551	3,006	4,521	6,431
Total expenses	9,907	26,348	55,757	11,713	11,820	28,484
Income (loss) from operations	(2,886)	(10,464)	2,705	1,778	(5,054)	(3,990)
Interest (expense) income, net	(571)	(2,583)	(4,689)	(1,993)	(1,866)	(2,532)
Loss on extinguishment of debt	0	(2,791)	(2,791)	(2,791)	0	0
Bankruptcy and professional fees	0	0	(329)	0	0	(2,728)
Gain (loss) on derivative contracts	(2,458)	7,311	3,914	(986)	(1,028)	(427)
Net loss	(5,915)	(8,527)	(1,190)	(3,992)	(7,948)	(9,677)
Less: Net loss attributable to non-controlling interest	376	1,641	1,640	672	130	130
Net loss attributable to Magnum Hunter Resources	(5,539)	(6,886)	450	(3,320)	(7,818)	(9,547)
Preferred dividend (2)	(511)	(734)	(2,646)	(734)	0	(1,434)
Net loss attributable to common stockholder	$(6,050)	$(7,620)	$(2,196)	$(4,054)	$(7,818)	$(10,981)
Net income per share: basic and diluted	(0.28)	(0.21)	(0.05)	(0.11)	(0.21)	(0.24)
Weighted avg. common shares — basic and diluted	21,254	36,715	45,595	36,703	36,864	45,745

Statement of Cash Flows Data:
Cash provided by operating activities	$854	$3,437	16,288	$3,609	$1,253
Cash used in investing activities	$(29,964)	$(10,379)	(37,003)	$(6,827)	$(10,518)
Cash provided by financing activities	$40,225	$(2,338)	11,899	$(7,166)	$5,477
Balance Sheet Data (at end of period):
Oil and gas properties, net	$43,613	$45,828	135,217	53,723	$54,087	$124,256
Total assets	$66,363	$61,665	185,409	67,727	$62,979	$149,853
Long-term debt, including current portion	$11,344	$21,500	100,415	16,558	$27,000	$67,989
Stockholders’ equity	$39,724	$33,693	52,207	36,892	$31,578	$58,576

(1)
Pro forma for (A) the purchase of Triad’s assets (including the issuance of Series B Preferred Stock by the Company to Triad and its designees), (B) the incurrence of indebtedness by the Company pursuant to the Senior Credit Facility and the use of the proceeds to repay our previous credit facility with CIT Capital USA Inc. and to consummate the Triad acquisition, (C) the net proceeds of approximately $14.4 million from our issuance of approximately $14.9 million of equity securities from October 31, 2009 through November 16, 2009, which includes an additional $330,260 from at the market sales during such period; (D) the net proceeds of approximately $9.3 million from this offering of Series C Preferred Stock, assuming the underwriter does not exercise their over-allotment option; and (E) issuance of additional equity securities for net proceeds of $5 million.

(2)
Dividends include a Series A Preferred outstanding in 2007 and 2008, $15 million Series B Reedemable Preferred issued to Triad's creditors, and $15 million in Perpetual Preferred stock, $10 million of which is contemplated in this transaction.

Summary Operating and Reserve Data

The following table presents a summary of certain operating and data for the periods indicated and certain oil and gas reserve data as of the end of such periods as derived from third party engineering reports.

	Years Ended December 31,		Nine Months Ended September 30,
	2007	2008	2008	2009	Pro Forma 2009(1)

Production:
Oil (Bbls)	99,400	151,800	110,227	131,996	293,891
Natural gas (Mcf)	151,600	341,100	227,762	341,633	1,071,434
Oil equivalent (Boe)	124,667	208,650	148,187	188,935	472,463
Average Sales Price:
Oil (per Bbl)	$64.28	$81.47	$95.88	$42.53	$46.39
Natural gas (per Mcf)	$3.49	$6.21	$7.21	$2.79	$5.38
Average sales price (per Boe)	$55.51	$69.43	$82.40	$34.76	$41.06

Operating and overhead costs (per Boe):
Production costs and taxes	$28.16	$25.78	$27.41	$20.15	$18.91
General and administrative	$22.07	$19.00	$20.28	$23.93	14.22
Total	$50.23	$44.78	$47.69	$44.08	$33.13
Operating margin (per Boe)	$5.28	$24.65	$34.71	$(9.32)	$7.93
Other (per Boe):
Depreciation, depletion and amortization — oil and gas production	$14.29	$36.82	12.52	$16.41	$14.12
Estimated net proved reserves (as of period-end):
Natural gas (Bcf)	2.082	4.253		4.899	14.501
Oil (MMbls)	2.370	2.409		2.910	6.550
Total (MMboe)	2.717	3.118		3.726	8.967
Estimated Future Net Revenues (in 000s)(2)(3)	$119,110	$44,787
Present Value (in 000s)(2)(3)	54,320	$21,044		$45,393	$115,700
Standardized measure of discounted future net cash flows (in 000s)(4)	$40,112	$15,621

(1)
Pro forma for (A) the purchase of Triad’s assets (including the issuance of Series B Preferred Stock by the Company to Triad and its designees), (B) the incurrence of indebtedness by the Company pursuant to the Senior Credit Facility and the use of the proceeds to repay our previous credit facility with CIT Capital USA Inc. and to consummate the Triad acquisition, (C) the net proceeds of approximately $14.4 million from our issuance of approximately $14.9 million of equity securities from October 31, 2009 through November 16, 2009, which includes an additional $330,260 from at the market sales during such period; (D) the net proceeds of approximately $9.3 million from this offering of Series C Preferred Stock, assuming the underwriter does not exercise their over-allotment option; and (E) issuance of additional equity securities for net proceeds of $5 million.

(2)
Estimated Future Net Revenue means estimated future gross revenue to be generated from the production of proved reserves, net of estimated production, future development costs, and future abandonment costs, using prices and costs in effect as of the date of the report or estimate, without giving effect to non-property related expenses such as general and administrative, debt service and future income tax expense or to depreciation, depletion and amortization. Present Value means the Estimated Future Net Revenues discounted using an annual discount rate of 10%.

(3)
The prices used in calculating Estimated Future Net Revenues and Present Value are determined using prices as of period end. Estimated Future Net Revenues and Present Value give no effect to federal or state income taxes attributable to estimated future net revenues.

(4)	The standardized measure of discounted future net cash flows gives effect to federal and state income taxes attributable to estimated future net revenues.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

The following table contains our consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference herein.

	Years Ended December 31,				Nine Months Ended
	2005	2006	2007	2008	September 30, 2009

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (1)	-------	-------	-4.5	-1.6	-3.3
Pro Forma Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(2)	-------	-------	-2.7	-1.2	-2.2

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense.

(2)
The pro forma ratio of earnings to fixed charges and preferred stock dividends assumes all outstanding debt was paid off with the proceeds from this offering and the related preferred stock dividends were paid in the periods shown. To calculate the pro forma ratio, the amount of pretax earnings necessary to pay the preference dividend is calculated as 1 minus the effective tax rate applicable to continuing operations. Earnings for the nine months ended September 30, 2009 and the years ended December 31, 2008 and December 31, 2007, would have been insufficient to cover fixed charges.  The deficit for these periods was $6.1 million, $5.2 million and $4.8 million, respectively. The deficit for the nine months ended September 30, 2009 and pro forma for this offering would have been $5.0 million.  In addition, due to the Company’s limited operations during the years ended December 31, 2005 and 2006, respectively, the ratio of earnings to fixed charges was not meaningful.

EBITDAX

EBITDAX represents net income before interest expense, income taxes (when applicable), depreciation, depletion, amortization and accretion and non-cash compensation expense. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles (“GAAP”). EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a Company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies. We believe that EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any.

	Years Ended December 31,			Nine Months Ended September 30,
	2007	2008	Pro Forma 2008(1)	2008	2009	Pro Forma 2009(1)

EBITDAX ($000s)	$1,626	$5,175	$25,114	$3,867	$2,817	$6,388

(1)
Pro forma for the pending acquisition of assets of Triad Energy Corporation and certain of its affiliates, including the payment of $8.0 million of cash consideration, the issuance of $15.0 million of Series B Preferred Stock, and the repayment or assumption of approximately $58 million of Triad debt, the recent equity issuances aggregating approximately $15 million and assumes issuance of $15 million in perpetual preferred stock, of which $10 million is the Series C Preferred Stock contemplated by this offering.

EBITDAX Reconciliation

The following table represents a reconciliation of our EBITDAX to net income ($000s):

	Years Ended December 31,			Nine Months Ended September 30,
	2007	2008	Pro Forma 2008(1)	2008	2009	Pro Forma 2009(1)

Net loss	$(6,050)	$(7,620)	$(2,196)	$(4,054)	$(7,818)	$(10,981)
Add back:
Interest expense	571	2,583	4,689	2,172	1,867	2,532
Depreciation, depletion and amortization	1,781	7,682	14,292	1,856	3,100	7,771
Unrealized derivative contracts	1,832	(9,116)	(5,202)	(852)	3,514	3,087
Stock based compensation expense	1,118	1,590	1,590	1,221	1,762	1,762
Exploration expense	1,768	7,349	7,822	2,790	392	783
Impairment of equipment and properties	95	1,973	1,973	0	0	0
Preferred dividends (2)	511	734	2,146	734	0	1,434

EBITDAX ($000's)	$1,626	$5,175	$25,114	$3,867	$2,817	$6,388

(1)
Pro forma for (A) the purchase of Triad’s assets (including the issuance of Series B Preferred Stock by the Company to Triad and its designees), (B) the incurrence of indebtedness by the Company pursuant to the Senior Credit Facility and the use of the proceeds to repay our previous credit facility with CIT Capital USA Inc. and to consummate the Triad acquisition, (C) the net proceeds of approximately $14.4 million from our issuance of approximately $14.9 million of equity securities from October 31, 2009 through November 16, 2009, which includes an additional $330,260 from at the market sales during such period; (D) the net proceeds of approximately $9.3 million from this offering of Series C Preferred Stock, assuming the underwriter does not exercise their over-allotment option; and (E) issuance of additional equity securities for net proceeds of $5 million.

(2)
Dividends include the Series A Preferred outstanding in 2007 and 2008, $15 million of Series B Preferred Stock issued to Triad or its designees, and $15 million in perpetual preferred stock, $10 million of which is the Series C Preferred Stock contemplated by this offering.

RISK FACTORS

An investment in our securities involves many risks.  You should carefully consider the following risks and all of the other information contained in this prospectus supplement and the accompanying prospectus before making an investment decision.  Additional risks related to us and our securities may be in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.  In evaluating our company, the factors described below should be considered carefully.  The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks Relating to This Offering

The Series C Preferred Stock is a new issuance of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; the Series C Preferred Stock has no stated maturity date.

The shares of Series C Preferred Stock are a new issue of securities with no established trading market.  Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market.  We have filed an application to list our shares of Series C Preferred Stock on the NYSE Amex under the symbol “    ”.  We expect trading of the Series C Preferred Stock to commence on             , 2009, on a when-issued basis.  An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series C Preferred Stock will be limited.  We have been advised by the underwriter that it intends to make a market in the shares, but it is not obligated to do so and may discontinue market-making at any time without notice.

The market value of the Series C Preferred Stock could be adversely affected by various factors.

The trading price of the shares of Series C Preferred Stock may depend on many factors, including:

•	market liquidity;
•	prevailing interest rates;
•	the market for similar securities;
•	general economic conditions; and
•	our financial condition, performance and prospects.

For example, higher market interest rates could cause the market price of the Series C Preferred Stock to go down.

We could be prevented from paying dividends on the Series C Preferred Stock.

Although dividends on the Series C Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series C Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares, including the Series B Preferred Stock, or any documents governing our indebtedness.  Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series C Preferred Stock when payable.  We anticipate that the terms of our Series B Preferred Stock will prohibit the payment of cash dividends on our equity securities ranking junior to the Series B Preferred Stock, including the Series C Preferred Stock, unless all accrued dividends on the Series B Preferred Stock have been paid in full in cash or in kind. Pursuant to our Senior Credit Facility, we are prevented from declaring or making any dividend payment, except that we may declare and pay dividends on our preferred stock so long as (i) no event of default exists at the time of, or is caused by, such payment, (ii) after giving effect to such payment, availability under the borrowing base, at the time of the dividend payment, is equal to or greater than the greater of (x) 10% of the borrowing base at the time of the dividend payment and (y) $5,000,000, and (iii) such dividends do not exceed $1,500,000 in any twelve (12) month period. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.  Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series C Preferred Stock.  Furthermore, in some circumstances, we may pay dividends in stock rather than cash, and our stock price may be depressed at such time.

Investors should not expect us to redeem the Series C Preferred Stock on the date the Series C Preferred Stock becomes redeemable or on any particular date afterwards.

The shares of Series C Preferred Stock are perpetual equity securities.  The shares of Series C Preferred Stock have no maturity or mandatory redemption date and are not redeemable at the option of investors.  By its terms, the Series C Preferred Stock may be redeemed by us at our option either in whole or in part at any time on or after December     , 2011.  Any decision we may make at any time to redeem the Series C Preferred Stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders’ equity and general market conditions at that time.

We or our successor may not have sufficient funds available to redeem the Series C Preferred Stock after a Change of Ownership or Control.

Under the terms of our Series C Preferred Stock, within 90 days after the date on which a Change of Ownership or Control has occurred we (or the acquiring entity) are required to redeem all of the Series C Preferred Stock for cash at a specified redemption price, plus accrued and unpaid dividends up to the redemption date, unless the acquiror is a Qualifying Public Company.  For the complete definition of “Change of Ownership or Control” and “Qualifying Public Company” please see “Description of the Series C Preferred Stock — Redemption — Special Redemption upon Change of Ownership of Control” on page S-40 of this prospectus supplement.

If we or our successor does not have sufficient funding for such redemption is contractually restricted from redeeming the Series C Preferred Stock, the redemption will not occur, and holders of Series C Preferred Stock will be required to seek legal recourse to obtain such redemption.

The Series C Preferred Stock has not been rated and will be subordinated to all of our existing and future debt and to our Series B Preferred Stock.

The Series C Preferred Stock has not been rated by any nationally recognized statistical rating organization.  In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series C Preferred Stock will be subordinated to all of our existing and future debt and all future capital stock designated as senior to the Series C Preferred Stock, including the Series B Preferred Stock.  As of November 23, 2009, our total indebtedness was approximately $20 million.  We expect to incur additional indebtedness of approximately $45 million in connection with the Triad acquisition.  We may also incur additional indebtedness in the future to finance potential acquisitions or the development of new properties, and the terms of the Series C Preferred Stock do not require us to obtain the approval of the holders of the Series C Preferred Stock prior to incurring additional indebtedness.  As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent payment on our Series C Preferred Stock or may otherwise limit our ability to make dividend or liquidation payments on our Series C Preferred Stock.  Upon our liquidation, our obligations to our creditors and the holders of the Series B Preferred Stock would rank senior to our Series C Preferred Stock and would be required to be paid before any payments could be made to holders of our Series C Preferred Stock.

Holders of Series C Preferred Stock have limited voting rights.

Except as expressly stated in the certificate of designations governing the Series C Preferred Stock, as a holder of Series C Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action.  For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets, except to the extent that such transaction materially adversely changes the express power, preferences, rights or privileges of the holders of Series C Preferred Stock.  See “Description of the Series C Preferred Stock — Voting Rights” on page S-41 of this prospectus supplement.

The issuance of our Series B Preferred Stock and future offerings of preferred stock may adversely affect the value of our Series C Preferred Stock.

Our Certificate of Incorporation, as amended, authorizes us to issue up to 10,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors.  Accordingly, we may issue additional shares of Series C Preferred Stock and/or other classes of preferred shares that would rank senior to the Series C Preferred Stock as to dividend rights or rights upon liquidation, winding up, or dissolution.  Additionally, we plan to issue to Triad Energy Corporation or its designees an aggregate of 4,000,000 shares of our Series B Preferred Stock, with an aggregate liquidation preference of $15 million in connection with our proposed acquisition of the assets of Triad and certain of its affiliates that would also rank senior to our Series C Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution.  Further, the terms of the Series B Preferred Stock have not yet been established, and it is therefore possible that the Series B Preferred Stock will contain other terms that are unfavorable to holders of the Series C Preferred Stock, whose approval is not required for the establishment of the terms and issuance of the Series B Preferred Stock.  The issuance of additional preferred shares on parity with or senior to our Series C Preferred Stock would dilute the interests of the holders of Series C Preferred Stock and any issuance of preferred stock that is senior to the Series C Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series C Preferred Stock.  None of the provisions relating to the Series C Preferred Stock contains any provisions affording the holders of the Series C Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series C Preferred Stock, so long as the terms and rights of the holders of Series C Preferred Stock are not materially and adversely changed.

You may be required to use other sources of funds to pay income taxes in respect of dividends received, or deemed to be received, on the Series C Preferred Stock in certain circumstances.

If we are required to pay dividends on the Series C Preferred Stock in shares of our common stock or additional shares of Series C Preferred Stock and this stock is not marketable at such time, you will be required to satisfy your income tax liability with respect to such dividends from other sources.

We plan to take the position that there is no accrual of income associated with the potential redemption premium payable in connection with certain “Changes of Ownership or Control,” as described in this prospectus supplement.  However, if the Internal Revenue Service disagrees with our position, you may be required to report as income the deemed distribution to you of a portion of the redemption premium, irrespective of whether it is paid by us.

For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page S-45 of this prospectus supplement.

Holders of the Series C Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series C Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series C Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not have accumulated earnings and profits.  Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series C Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series C Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series C Preferred Stock might decline.

For additional Information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page S-45 of this prospectus supplement.

Non-U.S. Holders May be Subject to U.S. Income Tax with Respect to Gain on Disposition of their Series C Preferred Stock.

If we are a U.S. real property holding corporation at any time within the five-year period preceding a disposition of  Series C Preferred Stock by a non-U.S. holder or the holder’s holding period of the stock disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition.  If we are a U.S. real property holding corporation, which we expect we are, so long as our Series C Preferred Stock is regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series C Preferred Stock if it holds and has held (during the shorter of the five-year period immediately preceding the date of disposition or the holder’s holding period) not more than 5% of the total outstanding shares of our Series C Preferred Stock.

For additional Information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page S-45 of this prospectus supplement.

Our Series C Preferred Stock is not convertible and purchasers may not realize a corresponding upside if the Company prospers.

Our Series C Preferred Stock is not convertible into our common stock and earns dividends at a fixed rate.  Accordingly, the market value of our Series C Preferred Stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, our Series C Preferred Stock.  Moreover, our right to redeem the Series C Preferred Stock after two years or in the event of a change in control could impose a ceiling on its value.

Risks Related to Our Company

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, and, although we recently obtained a commitment to obtain additional capital, we cannot assure you that we will be able to obtain adequate capital as and when required and that any capital we do obtain will be on terms and conditions favorable to us.

The business of oil and gas acquisition, drilling and development is capital intensive and the level of operations attainable by an oil and gas company is directly linked to and limited by the amount of available capital.  We believe that our ability to achieve commercial success and our continued growth will be dependent on our continued access to capital either through the additional sale of our equity or debt securities, bank lines of credit, project financing or cash generated from oil and gas operations.

As of September 30, 2009, we had working capital of $3.3 million, including $2.3 million of cash and cash equivalents.  At November 20, 2009, and largely as a result of our three offerings of common stock and warrants in November 2009 that resulted in approximately $14 million of net proceeds (see “Prospectus Supplement Summary – Recent Developments”), our liquidity had improved and we had $13.8 million of cash and cash equivalents.  Additionally on November 23, 2009 we entered into our new Senior Credit Facility (see “Prospectus Supplement Summary – Recent Developments”).  As of November 16, 2009, based on our working capital, available borrowings under the Senior Credit Facility and rate of cash flow from operations, we believe that, without taking the proposed Triad assets acquisition into account, we have available to us sufficient working capital to fund our operations and expected commitments for exploration and development through 2010.  However, if we consummate the proposed Triad assets acquisition or if we receive calls for capital greater than, or generate cash flow from operations less than, we expect, we may require additional working capital to fund our operations and expected commitments for exploration and development prior to year-end 2010.

We will seek to obtain additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing.  However, other than the Senior Credit Facility, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital.  Consequently, there can be no assurance we will be able to obtain continued access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.  If we are unable to access additional capital in significant amounts as needed, we may not be able to develop our current prospects and properties, may have to forfeit our interest in certain prospects and may not otherwise be able to develop our business. In such an event, the price of our equity securities will be materially adversely affected.

We have entered into several recent acquisitions, and there is no assurance that we will be able to satisfy our contractual and financial obligations thereunder.

Since mid-2009 we acquired Sharon Resources, Inc. in a stock acquisition and increased our interest in the East Chalkley field in Louisiana.  More significantly, we agreed to acquire substantially all of the oil and gas properties in Kentucky, Ohio and West Virginia of Triad Energy Corporation and certain of its affiliates; which companies had filed for reorganization under Chapter 11 of the Bankruptcy Code.  In connection with such acquisition we have agreed to pay Triad up to $8 million in cash, issue to Triad or its designees $15 million of our Series B Preferred Stock, and assume or refinance $58 million of bank debt owed by Triad and its affiliates.  We have also agreed to, among other things, deliver to Triad a commitment letter for a new term loan facility with respect to the debt owed by Triad and certain of its affiliates and to provide Triad with evidence that we will be able to raise $10 million in equity capital by the anticipated closing date in December 2009 or January 2010.  The equity requirement was satisfied through our three offerings of common stock and warrants in November 2009 that resulted in approximately $14 million of net proceeds (see “Prospectus Supplement Summary – Recent Developments”).  Additionally, we will need to make arrangements under our Senior Credit Facility, or make other arrangements, to enable us to refinance the $58 million of Triad debt.  See “Prospectus Supplement Summary – Recent Developments.”  We will need to make arrangements under our Senior Credit Facility to pay the cash portion of the purchase price, reach agreement on the bank debt we are assuming, and/or have sufficient equity capital or borrowing capacity to operate the acquired assets post-closing.  Any failure to do so could result in our default under the asset purchase agreement.  In addition, to the extent we are able to satisfy these conditions, there can be no assurance that we will be able to do so on terms and conditions that are favorable to us.  Furthermore, the proposed Triad assets acquisition is subject to bankruptcy court approval, the expansion of our new credit facility pursuant to the Commitment Letter and our assumption of certain debt of Triad.  Moreover, even if the transaction is closed, there is no assurance we will be able to have sufficient equity capital or borrowing capacity to operate the acquired assets post-closing.  There is also no assurance that we can successfully assimilate Triad’s properties, operations and personnel.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.

In July 2005, we acquired our initial exploratory drilling prospects and commenced drilling activities in November 2005. In December 2005, we commenced production from our first oil and gas prospects and received our first revenues from oil and gas production in February 2006.  In February 2007 we acquired a 43% average working interest in 15 producing oil fields and approximately 150 producing wells located in the Williston Basin in North Dakota at which point we began to receive revenue from associated oil and gas production.  Since that time we have expanded secondary recovery operations in the Williston Basin properties in anticipation of drilling additional producing wells in the future.  Beginning in 2007 to present, we have actively participated with Approach Resources Corporation in the drilling of approximately 77 wells located in Crockett County, Texas. Beginning in the last quarter of 2008 and continuing through third quarter 2009, we participated with Goodrich Petroleum Corporation in five successful wells located in Nacogdoches County, Texas.  On September 30, 2009, we acquired Sharon Resources, Inc., a wholly owned subsidiary of Calgary based Sharon Energy Ltd., bringing an inventory of drilling programs in addition to three exploration and evaluation professionals.  In addition, on September 14, 2009, we entered into a Purchase and Sale Agreement with Centurion Exploration Company, LLC to acquire for $1.7 million all of Centurion’s ownership interest in the East Chalkley Unit in Cameron Parish, Louisiana.  This property acquisition was completed on October 15, 2009.  Further, in October 2009, we agreed to acquire substantially all of the oil and gas properties in Kentucky, Ohio and West Virginia of Triad Energy Corporation and certain of its affiliates; which companies had filed for reorganization under Chapter 11 of the Bankruptcy Code.  Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.

Since we entered the oil and gas business in April 2005, through September 30, 2009, we have incurred a cumulative net loss from operations of $25,569,853.  If we fail to generate profits from our operations, we will not be able to sustain our business.  We may never report profitable operations or generate sufficient revenue to maintain our company as a going concern.

We do not act as an operator on many of our prospects, which means we are dependent on third parties for the exploration, development and production of our leasehold interests.

An oil and gas operator is the party that takes primary responsibility for management of the day-to-day exploration, development and production activity relating to an oil and gas prospect.  Part of our business plan is to acquire working interests in oil and gas properties with an industry partner functioning as the operator.  To date, we have entered into agreements with various oil and gas operators on a project-by-project basis and we have no long term agreements with any operators that ensure us of their services as we may need them.  Our reliance on third party operators for the exploration, development and production of many of our property interests subjects us to a number of risks, including our inability to control the amount and timing of costs and expenses of exploration, development and production and the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

We have limited management and staff and will be dependent upon partnering arrangements.

As of November 10, 2009, we had 20 employees, including our five executive officers.  We intend to use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services.  We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing.  Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

•	the possibility that such third parties may not be available to us as and when needed; and
•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations and stock price will be materially adversely affected.

The loss of any of our executive officers could adversely affect us.

As of November 10, 2009 we only had 20 employees, including our five executive officers. We are dependent on the extensive experience of our executive officers to implement our acquisition and growth strategy. The loss of the services of any of our executive officers could have a negative impact on our operations and our ability to implement our strategy.

In addition to acquiring producing properties, we intend to also grow our business through the acquisition and development of exploratory oil and gas prospects, which is the riskiest method of establishing oil and gas reserves.

In addition to acquiring producing properties, we intend to acquire, drill and develop exploratory oil and gas prospects that are profitable to produce.  Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk.  The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise.  Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties.  Moreover, the successful drilling or completion of an exploratory oil or gas well does not ensure a profit on investment.  Exploratory wells bear a much greater risk of loss than development wells.  We cannot assure you that our exploration, exploitation and development activities will result in profitable operations.  If we are unable to successfully acquire and develop exploratory oil and gas prospects, our results of operations, financial condition and stock price will be materially adversely affected.

Hedging transactions may limit our potential gains or result in losses.

In order to manage our exposure to price risks in the marketing of our oil and natural gas, from time to time we enter into oil and gas price hedging arrangements, which are required by our Senior Credit Facility, with respect to a portion of our proved developed producing production.  While these contracts are intended to reduce the effects of volatile oil and natural gas prices, they may also limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the contract.  In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;
•	our production and/or sales of oil or natural gas are less than expected;
•	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or
•	the other party to the hedging contract defaults on its contract obligations.
We cannot assure you that any hedging transactions we may enter into will adequately protect us from declines in the prices of oil and natural gas.  On the other hand, where we choose not to engage in hedging transactions in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging transactions.  In addition, the counterparties under our derivatives contracts may fail to fulfill their contractual obligations to us.

Any failure to meet our debt obligations would adversely affect our business and financial condition.

The Senior Credit Facility requires us to satisfy financial covenants, including maintaining a minimum ratio of EBITDAX to interest expense, a minimum ratio of total debt to EBITDAX, and a minimum ratio of consolidated current assets to consolidated current liabilities.  We are also required to enter into certain commodity price hedging agreements pursuant to the terms of the credit facilities.

PRC Williston LLC, our majority-owned subsidiary, and Sharon Resources, Inc., our wholly-owned subsidiary, have guaranteed the performance of all of our obligations under the Senior Credit Facility and we have collateralized our obligations under the Senior Credit Facility through our grant of a first priority security interest in our ownership interest in PRC Williston LLC and Sharon Resources, Inc. and substantially all of our oil and gas properties subject only to certain permitted liens.

Our ability to meet debt obligations under the Senior Credit Facility will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control.  Our failure to service this debt could result in a default under the credit facilities, which could result in the loss of our ownership interest in PRC Williston LLC, Sharon Resources, Inc. and our oil and gas assets and otherwise materially adversely affect our business, financial condition and results of operations.

Our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of oil and natural gas.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.  There is a risk that we will be required to write down the carrying value of our oil and gas properties, which would increase our losses and reduce stockholders’ equity.  We account for our oil and natural gas exploration and development activities using the successful efforts method of accounting.  Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized.  Oil and gas lease acquisition costs are also capitalized.  Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases are charged to expense as incurred.  Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities.  The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties.  If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value.  Any such charge will not affect our cash flow from operating activities, but will increase our losses and reduce stockholders’ equity.

Additional write downs could occur if oil and gas prices continue to decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results.  Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required.  It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our Series C Preferred Stock.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Significant growth in the size and scope of our operations could place a strain on our financial, technical, operational and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and gas industry could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plans.

Unless we replace our oil and gas reserves, our reserves and production will decline, which would materially and adversely affect our business, financial condition and results of operations.

Producing oil and gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors.  Thus, our future oil and gas reserves and production and, therefore, our cash flow and revenue are highly dependent on our success in efficiently developing our current reserves and acquiring additional recoverable reserves.  We may not be able to develop, find or acquire reserves to replace our current and future production at costs or other terms acceptable to us, or at all, in which case our business, financial condition and results of operations would be materially and adversely affected.

The unavailability or high cost of drilling rigs, equipment supplies or personnel could adversely affect our ability to execute our exploration and development plans.

The oil and gas industry is cyclical and, from time to time, there are shortages of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs of rigs, equipment and supplies may increase substantially and their availability may be limited.  In addition, the demand for, and wage rates of, qualified personnel, including drilling rig crews, may rise as the number of rigs in service increases.  The higher prices of oil and gas during the last several years have resulted in shortages of drilling rigs, equipment and personnel, which have resulted in increased costs and shortages of equipment in program areas we operate.  If drilling rigs, equipment, supplies or qualified personnel are unavailable to us due to excessive costs or demand or otherwise, our ability to execute our exploration and development plans could be materially and adversely affected and, as a result, our financial condition and results of operations could be materially and adversely affected.

Covenants in our new senior credit facility impose significant restrictions and requirements on us.

Our Senior Credit Facility contains a number of covenants imposing significant restrictions on us, including restrictions on our repurchase of, and payment of dividends on, our capital stock and limitations on our ability to incur additional indebtedness, make investments, engage in transactions with affiliates, sell assets and create liens on our assets.  These restrictions may affect our ability to operate our business, to take advantage of potential business opportunities as they arise and, in turn, may materially and adversely affect our business, financial conditions and results of operations.

Our Senior Credit Facility also requires us to achieve and maintain certain financial ratio tests.  There can be no assurance that we will be able to achieve and maintain compliance with these prescribed financial ratio tests or other requirements.  Failure to achieve or maintain compliance with the financial ratio tests or other requirements would result in a default and could lead to the acceleration of our obligations.

Lack of pipeline access, gathering systems and other production equipment may hinder our access to oil and gas markets or delay our production.

The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities.  For example, there are no gathering systems in some of the program areas where we have acreage.  Therefore, if drilling results are positive in these program areas, new gathering systems would need to be built to deliver any gas production to markets.  There can be no assurance that we would have sufficient liquidity to build such systems or that third parties would build systems that would allow for the economic development of any such production.

We deliver our production through gathering systems and pipelines that we do not own.  These facilities may not be available to us in the future.  Our ability to produce and market our production is affected and also may be harmed by:

•	the lack of pipeline transmission facilities or carrying capacity;
•	federal and state regulation of oil and gas production; and
•	federal and state transportation, tax and energy policies.
Any significant change in our arrangement with gathering system or pipeline owners and operators, or other market factors affecting the overall infrastructure facilities servicing our properties, could adversely impact our ability to deliver the oil and gas that we produce to markets in an efficient manner or the prices we receive.  In some cases, we may be required to shut in wells, at least temporarily, for lack of a market because of the inadequacy or unavailability of transportation facilities.  If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.

We are exposed to operating hazards and uninsured risks.

Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

•	fire, explosions and blowouts;
•	pipe failure;
•	abnormally pressured formations; and
•	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

These events may result in substantial losses to us from:

•	injury or loss of life;
•	severe damage to or destruction of property, natural resources and equipment;
•	pollution or other environmental damage;
•	clean-up responsibilities;
•	regulatory investigation;
•	penalties and suspension of operations; or
•	attorneys’ fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in our industry, we maintain insurance against some, but not all, of these risks.  We cannot assure you that our insurance will be adequate to cover these losses or liabilities.  We do not carry business interruption insurance.  Losses and liabilities arising from uninsured or underinsured events may have a material adverse effect on our financial condition and operations.

We carry well control insurance for our drilling operations.  Our coverage includes blowout protection and liability protection on domestic wells.

The producing wells in which we have an interest occasionally experience reduced or terminated production.  These curtailments can result from mechanical failures, contract terms, pipeline and processing plant interruptions, market conditions and weather conditions.  These curtailments can last from a few days to many months.

Risks Relating to the Oil and Gas Industry

Oil and natural gas and oil prices are highly volatile and have declined significantly since mid 2008, and lower prices will negatively affect our financial condition, planned capital expenditures and results of operations.

Publicly quoted spot oil and natural gas prices have declined significantly from record levels in mid-2008 to more recent prices in mid-2009.  In the past, some oil and gas companies have curtailed production to mitigate the impact of low natural gas and oil prices.  We may determine to shut in a portion of our production as a result of the decrease in prices.  The decrease in oil and natural gas prices has had a significant impact on our financial condition, planned capital expenditures and results of operations.  Further declines in oil and natural gas prices or a prolonged period of low oil and natural gas prices may materially adversely affect our financial condition, liquidity (including our borrowing capacity under our credit facilities), ability to finance planned capital expenditures and results of operations.  Oil and natural gas are commodities and are subject to wide price fluctuations in response to relatively minor changes in supply and demand.  Historically, the markets for oil and natural gas have been volatile.  These markets will likely continue to be volatile in the future.  The prices we receive for our production and the levels of our production depend on numerous factors beyond our control.  These factors include the following:

•	changes in global supply and demand for oil and natural gas;
•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;
•	the price and quantity of imports of foreign oil and natural gas;
•	acts of war or terrorism;
•	political conditions and events, including embargoes, affecting oil-producing activity;
•	the level of global oil and natural gas exploration and production activity;
•	the level of global oil and natural gas inventories;
•	weather conditions;
•	technological advances affecting energy consumption;
•	the price and availability of alternative fuels; and
•	market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but may also reduce the amount of oil and natural gas that we can produce economically.  A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Our industry is highly competitive which may adversely affect our performance, including our ability to participate in ready to drill prospects in our core areas.

We operate in a highly competitive environment.  In addition to capital, the principal resources necessary for the exploration and production of oil and natural gas are:

•	leasehold prospects under which oil and natural gas reserves may be discovered;
•	drilling rigs and related equipment to explore for such reserves; and
•	knowledgeable personnel to conduct all phases of oil and natural gas operations.

We must compete for such resources with both major oil and natural gas companies and independent operators.  Virtually all of these competitors have financial and other resources substantially greater than ours.  We cannot assure you that such materials and resources will be available when needed.  If we are unable to access material and resources when needed, we risk suffering a number of adverse consequences, including:

•	the breach of our obligations under the oil and gas leases by which we hold our prospects and the potential loss of those leasehold interests;
•	loss of reputation in the oil and gas community;
•	a general slow down in our operations and decline in revenue; and
•	decline in market price of our equity securities, including the Series C Preferred Stock.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities.  Such assessments are inexact and their accuracy is inherently uncertain.  In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices.  However, such a review will not reveal all existing or potential problems.  In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities.  We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities.  Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties.  As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex.  It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors.  Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the present value of reserves shown in these reports.

In order to prepare reserve estimates in their reports, our independent petroleum consultants projected production rates and timing of development expenditures.  Our independent petroleum consultants also analyzed available geological, geophysical, production and engineering data.  The extent, quality and reliability of this data can vary and may not be in our control.  The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates.  Any significant variance could materially affect the estimated quantities and present value of our reserves.  In addition, our independent petroleum consultants may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Prospects in which we decide to participate may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.

A prospect is a property in which we own an interest and have what we believe, based on available seismic and geological information, to be indications of oil or natural gas.  Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional seismic data processing and interpretation.  There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable.  The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.  We cannot assure you that the analysis we perform using data from other wells, more fully explored prospects and/or producing fields will be useful in predicting the characteristics and potential reserves associated with our drilling prospects.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to extensive federal, state and local laws and regulations relating to the exploration, production and sale of oil and natural gas, and operating safety.  Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition.  We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•	land use restrictions;
•	lease permit restrictions;

•	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;
•	spacing of wells;
•	unitization and pooling of properties;
•	safety precautions;
•	operational reporting; and
•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;
•	property and natural resource damages;
•	well reclamation cost; and
•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions.  We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.  It is also possible that a portion of our oil and gas properties could be subject to eminent domain proceedings or other government takings for which we may not be adequately compensated.

Our operations may incur substantial expenses and resulting liabilities from compliance with environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection.  These laws and regulations:

•	require the acquisition of a permit before drilling commences;
•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;
•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
•	impose substantial liabilities for pollution resulting from our operations.
Failure to comply with these laws and regulations may result in:

•	the assessment of administrative, civil and criminal penalties;
•	incurrence of investigatory or remedial obligations; and
•	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition.  Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed.  Our permits require that we report any incidents that cause or could cause environmental damages.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act.  All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus, including but not limited to, statements regarding our future financial position, business strategy, anticipated trends and developments in the markets in which we operate, budgets, projected costs, capital expenditures, savings and plans, competition and objectives of management for future operations, are forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements.  These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus supplement, accompanying prospectus, and the documents we have incorporated by reference.  You are cautioned not to place undue reliance on such statements.  We undertake no obligation to publicly update or revise any forward-looking statement.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $9,275,000, or approximately $10,925,000 if the underwriter exercises its over-allotment option in full, from the sale of the Series C Preferred Stock offered by this prospectus supplement and the accompanying prospectus, after deducting our estimated offering expenses and the estimated underwriting commissions.

We intend to use these net proceeds to reduce indebtedness, to fund our drilling program and the recently announced proposed acquisition of the assets of Triad Energy Corporation and certain of its affiliates and for general corporate purposes.

The Company may at least temporarily use a portion of the net proceeds from this offering to pay down indebtedness under its new Senior Credit Facility with BMOCM prior to redrawing on such facility in connection with the closing of the Company’s pending acquisition of the assets of Triad Energy Corporation and certain of its affiliates.  The new Senior Credit Facility is a three-year senior secured credit facility that in general terms bears interest, at the company’s option, at either

•
an alternate base rate equal to the greater of the prime rates, the federal funds effective rate plus 0.5% or the LIBOR rate plus 1.0%, plus in each such case an applicable margin ranging from 1.5% to 2.5% depending on borrowing base utilization; or

•
an adjusted LIBOR rate equal to the product of (i) the LIBOR rate multiplied by (ii) the statutory reserve rate (a fraction of which the numerator is 1 and the denominator is the aggregate of the maximum reserve percentages required for Eurocurrency funding), plus in each case an applicable margin ranging from 2.5% to 3.5% based on borrowing base utilization.

Outstanding borrowings under the Senior Credit Facility were used to repay amounts outstanding under our prior credit facility with CIT Capital USA Inc.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of September 30, 2009 (i) on an actual basis; (ii) on an as adjusted basis to take into account issuance of 8,881,112 shares of common stock in three offerings and at the market sales (through November 5, 2009) resulting in aggregate net proceeds of approximately $14.4 million; our entry into the new Senior Credit Facility with BMOCM and our borrowing of approximately $3.4 million thereunder; and the issuance of 400,000 shares of Series C Preferred Stock in the offering contemplated by this prospectus supplement resulting in net proceeds of approximately $9.3 million; and the application of the net offering proceeds and borrowing to repay approximately $27 million of indebtedness under our credit facility with CIT Capital USA Inc.; and (iii) on an as further adjusted basis to reflect (A) the acquisition of the assets of Triad Energy Corporation and certain of the affiliates through the payment of approximately $8 million in cash, the repayment of $55 million of debt owed by Triad to its secured lenders, the assumption of $3.1 million in Triad equipment debt, and the issuance to Triad or its designees of 4,000,000 shares of our Series B Preferred Stock with an aggregate fair market value of $15 million; and (B) our related borrowings of approximately $70 million under the Senior Credit Facility with BMOCM to provide funding for the Triad acquisition.  Consummation of the Triad acquisition is subject to certain conditions, including bankruptcy court approval, the expansion of our new credit facility pursuant to the Commitment Letter and our assumption of certain debt of Triad.

This table should be read in conjunction with our financial statements (including the accompanying notes) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 incorporated by reference in this prospectus supplement.  Please read “Use of Proceeds” in this prospectus supplement.

	MHR	MHR	Pro Forma
	Actual	Adjusted (1)	Triad (2)

Cash and cash equivalents	$2,332,127	$5,000,000	$10,964,000
Long Term Debt:
Revolving credit agreement	$12,000,000	$5,927,735	$70,000,000
Term loan	15,000,000	0	0
Notes Payable for Equipment	0	0	3,086,587
Total debt	27,000,000	5,927,735	73,086,587
Series B Redeemable Convertible Preferred Stock (3)	0	0	15,000,000
Shareholders’ Equity:
Common stock, $0.01 par value; 100,000,000 shares authorized, 52,021,208 shares issued and outstanding as of September 30, 2009	431,401	520,212	520,212
Series C Preferred Stock, $25.00 par value; 460,000 shares authorized, 400,000 shares issued and outstanding as of September 30, 2009 (4)	0	10,000,000	15,000,000
Additional paid in capital	55,694,494	69,345,821	69,245,821
Accumulated deficit	(25,802,911)	(25,802,911)	(27,444,886)
Noncontrolling interest	1,254,933	1,254,933	1,254,933
Total equity	31,577,917	55,318,055	58,576,080
Total capitalization	$58,577,917	$61,245,790	$146,662,667

(1)  Adjusted for the issuance of 8,881,112 shares of common stock in three offerings and at-the-market sales through 11/05/2009, resulting in aggregate net proceeds of approximately $14.4 million; our entry into the new Senior Credit Facility with BMOCM and our borrowing of approximately $3.4 million thereunder, and  the issuance of 400,000 shares of Series C Preferred Stock in the offering contemplated by this prospectus supplement resulting in net proceeds of approximately $9.3 million; the application of the net offering proceeds and such borrowing to repay approximately $27 million of indebtedness under our credit facility with CIT Capital USA Inc.

(2) As further adjusted to reflect;  (i) the acquisition of the assets of Triad Energy Corporation and certain of the affiliates through the payment of approximately $8 million in cash, the repayment of $55 million of debt owed by Triad to its secured lenders, the assumption of $3.1 million in Triad equipment debt, and the issuance to Triad or its designees of 4,000,000 shares of our Series B Preferred Stock with an aggregate fair market value of $15.0 million; and (ii) our related borrowings of approximately $70 million under the Senior Credit Facility with BMOCM to provide funding for the Triad acquisition.

(3) At September 30, 2009 there were 0 Series B shares issued and outstanding.  Upon closing of the Triad transaction, the Company will issue 4,000,000 shares of Series B Redeemable Preferred Stock with aggregate face value of $15 million to Triad's creditors.

(4) At September 30, 2009 there were 0 Series C shares issued and outstanding.  Upon closing of the proposed offering, the Company will issue approximately 400,000 (460,000 including over-alotment) shares of Series C Cumulative Perpetual Preferred Stock with an aggregate value of approximately $10 million.

DESCRIPTION OF SERIES C PREFERRED STOCK

The terms of the Series C Preferred Stock will be contained in a certificate of designations that will amend our certificate of incorporation, as amended.  The following description is a summary of the material provisions of the Series C Preferred Stock and the certificate of designations.  It does not purport to be complete.  We urge you to read the certificate of designations because it, and not this description, defines your rights as a holder of shares of Series C Preferred Stock.  We will include the certificate of designations in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission.

General

Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series.  Pursuant to this authority, prior to the closing of this offering, our board of directors will establish the terms of the Series C Preferred Stock, which are described below.

When issued, the Series C Preferred Stock will be validly issued, fully paid and non-assessable.  The holders of the Series C Preferred Stock will have no preemptive rights with respect to any of our stock or any securities convertible into or carrying rights or options to purchase any such stock.  The Series C Preferred Stock will not be subject to any sinking fund or other obligation of us to redeem or retire the Series C Preferred Stock, except as described below under “Redemption — Special Redemption upon Change of Ownership or Control.” Unless otherwise redeemed by us, the Series C Preferred Stock will have a perpetual term with no maturity.

We have filed an application to list our shares of Series C Preferred Stock on the NYSE Amex under the symbol “    ”.  We expect trading of the Series C Preferred Stock to commence on             , 2009, on a when-issued basis.

The Series C Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company, except in limited circumstances.  See “Book-Entry Procedures” below.

The transfer agent, registrar and dividend disbursing agent for the Series C Preferred Stock will be Nevada Agency and Transfer Company.

Ranking

The Series C Preferred Stock will rank (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”; (ii) equal to any equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares”; (iii) junior to our proposed Series B Preferred Stock that we plan to issue to Triad Energy Corporation or its designees in connection with our proposed acquisition of the assets of Triad and certain of its affiliates, with the Series C Preferred Stock being junior with respect to payment of dividends and amounts upon liquidation, dissolution or winding up; (iv) junior to all other equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock), referred to, together with the Series B Preferred Stock, as “senior shares”; and (v) junior to all our current and future indebtedness.  The certificate of designations with respect to the Series C Preferred Stock will permit us, without the approval of the holders of Series C Preferred Stock, to issue shares of Series B Preferred Stock having an aggregate liquidation preference of $15 million, plus accrued and unpaid dividends (which may be paid in cash or in shares of Series B Preferred Stock of equivalent value to the cash dividend); provided that such dividends shall accrue at a rate not to exceed 2.75% per annum of the liquidation preference of the Series B Preferred Stock.

Dividends

Holders of the Series C Preferred Stock will be entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of             % per annum of the $25.00 per share liquidation preference, equivalent to $             per annum per share.

Dividends on the Series C Preferred Stock will accrue and be cumulative from, but excluding, the date of original issuance and will be payable quarterly in arrears on the last day of March, June, September and December of each year; provided that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday.  The first dividend on the shares of Series C Preferred Stock will be payable on March 31, 2010, which will include the fourth quarter 2009 dividend based on the actual number of days the Series C Preferred Stock is outstanding during the fourth quarter.  Dividends payable on the shares of Series C Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the 10th day preceding the applicable payment date, or such other date we establish no less than 10 days and no more than 30 days preceding the payment date.

We will not declare or pay or set aside for payment any dividend on the shares of Series C Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law.

Notwithstanding the foregoing, however, dividends on the shares of Series C Preferred Stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by our board of directors.  Except as otherwise provided, accrued but unpaid distributions on the shares of Series C Preferred Stock will not bear interest, and holders of the shares of Series C Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above.  All of our dividends on the shares of Series C Preferred Stock, will be credited to the previously accrued dividends on the shares of Series C Preferred Stock.  We will credit any dividends made on the shares of Series C Preferred Stock first to the earliest accrued and unpaid dividend due.

We may not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other junior shares, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series C Preferred Stock for all past dividend periods.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series C Preferred Stock and all parity shares, the amount which we have declared will be allocated pro rata to the shares of Series C Preferred Stock and to each parity share so that the amount declared for each share of Series C Preferred Stock and for each parity share is proportionate to the accrued and unpaid distributions on those shares.

Failure to Make Dividend Payments

If we have failed to pay the accrued cash dividends on the outstanding Series C Preferred Stock in full for a total of four consecutive or non-consecutive quarters, then until we have paid all accrued dividends on the shares of our Series C Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series C Preferred Stock will be increased to 12.50% per annum, which we refer to as the “Penalty Rate,” commencing on the first day after the missed fourth quarterly payment; (ii) if we do not pay dividends in cash, dividends on the Series C Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed or quoted on the New York Stock Exchange, NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a “national exchange”), in the form of our fully-tradable registered common stock (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series C Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share; and (iii) the holders of our Series C Preferred Stock will have the voting rights described below, until we have paid all dividends on the shares of our Series C Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full.  See “— Voting Rights.”  When we have paid cash dividends at the Penalty Rate for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay a dividend for any future quarter.

We are required by the terms of the certificate of designations governing the Series C Preferred Stock to reserve a sufficient number of shares of our common stock or Series C Preferred Stock for the payment of dividends in additional shares of our common stock or Series C Preferred Stock.

Failure to Maintain National Market Listing of Series C Preferred Stock

If we fail to maintain the listing of the Series C Preferred Stock on a national exchange for 180 consecutive days, then (i) the annual dividend rate on the Series C Preferred Stock will be increased to 12.50% per annum commencing on the 181st day, in a period of 181 consecutive days, that the Series C Preferred Stock is not listed on a national exchange; and (ii) holders of Series C Preferred Stock will have the voting rights described below.  See “ — Voting Rights.” When the Series C Preferred Stock is once again listed on a national exchange, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless the Series C Preferred Stock is again no longer subject to a national market listing.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series C Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets.  In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series C Preferred Stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.  For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

The certificate of designations for the Series C Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series C Preferred Stock.

Redemption

General

We may not redeem the Series C Preferred Stock prior to December      , 2011, except following a “Change of Ownership or Control” as described below in this prospectus supplement.  On or after December      , 2011, we, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.  If fewer than all of the outstanding Series C Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

Unless full cumulative dividends on all Series C Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series C Preferred Stock or parity shares shall be redeemed unless all outstanding Series C Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series C Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Stock and parity shares.  Furthermore, unless full cumulative dividends on all outstanding Series C Preferred Stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series C Preferred Stock or parity shares (except by conversion into or exchange for our junior shares and parity shares).

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series C Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series C Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Procedures

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series C Preferred Stock at the address shown on our share transfer books.  Each notice shall state: (i) the redemption date; (ii) the number of Series C Preferred Stock to be redeemed; (iii) the redemption price of $25.00 per share of Series C Preferred Stock, plus any accrued and unpaid dividends through the date of redemption; (iv) the place or places where any certificates issued for Series C Preferred Stock other than through the DTC book entry described below, are to be surrendered for payment of the redemption price; (v) that dividends on the Series C Preferred Stock will cease to accrue on such redemption date; and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted for trading.  If fewer than all outstanding shares of Series C Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series C Preferred Stock to be redeemed from each such holder.

At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series C Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender any certificates issued for Series C Preferred Stock other than through the DTC book entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date).  Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us.  Any monies so deposited that remain unclaimed by the holders of the Series C Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company.  If we make such a deposit, shares of the Series C Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

On or after the date fixed for redemption, each holder of shares of Series C Preferred Stock that holds a certificate other than through the DTC book entry described below must present and surrender each certificate representing his Series C Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series C Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.
If we redeem any shares of Series C Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Special Redemption upon Change of Ownership or Control

Following a “Change of Ownership or Control” of us by a person, entity or group other than a “Qualifying Public Company,” we (or the acquiring entity) will be required to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred for cash, at the following price per share, plus accrued and unpaid dividends (whether or not earned or declared), up to the redemption date:

Redemption Date	Redemption Price
On or before December , 2010	$26.00
After December , 2010 and on or before December , 2011	$25.50
After December , 2011	$25.00

A Change of Ownership or Control of us by a Qualifying Public Company will not require a mandatory redemption of the Series C Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series C Preferred Stock, in whole but not in part, pursuant to the special redemption provisions described above.

A “Change of Ownership or Control” shall be deemed to have occurred on the date (i) that a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of our Company; (ii) that we sell, transfer or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of our company with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the corporation issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange.  “Voting stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

A “Qualifying Public Company” is defined as a company with common stock that is subject to a national market listing, which, on a pro-forma combined basis with us, had an EBITDA(X)-to-interest expense plus preferred dividends ratio of at least 2.0-to-1.0 for the 12-month period ending as of the end of the Qualifying Public Company’s fiscal quarter immediately preceding the Change of Ownership or Control.

The term “EBITDA(X)” as used in the Series C Preferred Stock means the sum of: (i) net income for that period, plus (ii) any extraordinary loss and other expenses not considered to be operating in nature reflected in such net income, minus (iii) any extraordinary gain, interest income and other income not considered operating in nature reflected in such net income, plus (iv) depreciation, depletion, amortization and all other non-cash expenses for that period, plus (v) all interest, fees, charges and related expenses paid or payable (without duplication) for that period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered “interest expense” under generally accepted accounting principles, together with the portion of rent paid or payable (without duplication) for that period under capital lease obligations that should be treated as interest in accordance with FASB Accounting Standards Codification 840, plus (vi) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (vii) the amounts classified as exploration expense and dry hole costs for a company following the successful efforts method of accounting.

Voting Rights

Except as indicated below, the holders of Series C Preferred Stock will have no voting rights.

If and whenever either (i) the accrued quarterly dividends payable, for a total of four consecutive or non-consecutive quarters, on the Series C Preferred Stock or any parity shares are in arrears (which, for any quarterly dividend, means that such dividend has not been paid in full), whether or not earned or declared; or (ii) the Series C Preferred Stock is not listed on a national exchange for a period of 180  consecutive days, the number of directors then constituting our board of directors will increase by two, and the holders of Series C Preferred Stock, voting together as a class with the holders of any other parity shares upon which like voting rights have been conferred (any such other series, being “voting preferred shares”), will have the right to elect two additional directors to serve on our board of directors at any annual meeting of stockholders, or special meeting held in place thereof, or a special meeting of the holders of Series C Preferred Stock and such voting preferred shares called at the request of any holder of record of the Series C Preferred Stock or by a holder of such voting preferred shares and at each subsequent annual meeting of stockholders until all such dividends and all dividends for the current quarterly period on the Series C Preferred Stock and such other voting preferred shares have been paid or declared and paid or set aside for payment for two consecutive quarterly periods, or until the Series C Preferred Stock is again subject to a national market listing, as applicable.  The term of office of all directors so elected will terminate with the termination of such voting rights.

The approval of two-thirds of the outstanding Series C Preferred Stock and all other series of voting preferred shares similarly affected, voting as a single class, is required in order to (i) amend our certificate of incorporation to affect materially and adversely the rights, preferences or voting power of the holders of the Series C Preferred Stock or the voting preferred shares; (ii) enter into a share exchange that affects the Series C Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each share of Series C Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Series C Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series C Preferred Stock); (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, except that we will be permitted to, without the approval of the holders of the Series C Preferred Stock, issue shares of Series B Preferred Stock having an aggregate liquidation preference of $15 million, plus accrued and unpaid dividends (which may be paid in cash or in shares of Series B Preferred Stock of equivalent value to the cash dividend); provided that such dividends shall accrue at a rate not to exceed 2.75% per annum of the liquidation preference of the Series B Preferred Stock; or (iv) issue any shares of our Series A Convertible Preferred Stock.  The Company's creation of a class of parity shares or its increase of the authorized number of Series C Preferred Stock shall require the approval of the majority of the outstanding Series C Preferred Stock.  However, we may create additional classes of shares ranking junior to the Series C Preferred Stock as to dividends or upon liquidation (each, referred to as “junior shares”), increase the authorized number junior shares and issue additional shares of Series C Preferred Stock, series of parity shares and junior shares without the consent of any holder of Series C Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series C Preferred Stock have been redeemed in accordance with their terms or called for redemption in accordance with their terms and sufficient funds shall have been deposited in trust to effect such redemption.

Except as provided above, the holders of Series C Preferred Stock are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets or any amendment to our certificate of incorporation.

Conversion

The shares of Series C Preferred Stock are not convertible into or exchangeable for any of our other property or securities.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will (i) transmit by mail to all holders of Series C Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series C Preferred Stock.  We will mail the reports to the holders of Series C Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Book-Entry Procedures

The Depository Trust Company, which we refer to herein as DTC, will act as securities depositary for the Series C Preferred Stock.  We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co.  These certificates will represent the total aggregate number of shares of Series C Preferred Stock.  We will deposit these certificates with DTC or a custodian appointed by DTC.  We will not issue certificates to you for the Series C Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures.  Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series C Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act.  DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC.  DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates.  Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.  DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE Amex, and the Financial Industry Regulatory Authority, Inc.  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants”.  The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series C Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant.  The Direct Participant will receive a credit for the Series C Preferred Stock on DTC’s records.  You, as the actual owner of the Series C Preferred Stock, are the “beneficial owner”.  Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership.  DTC’s records reflect only the identity of the Direct Participants to whose accounts Series C Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase.  The Direct or Indirect Participants through whom you purchased the Series C Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings.  The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series C Preferred Stock in definitive form.  These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series C Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co.  If less than all of the outstanding shares of Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series C Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series C Preferred Stock.  Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date.  The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series C Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series C Preferred Stock will be made directly to DTC.  DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Stock at any time by giving reasonable notice to us.  Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series C Preferred Stock.  In that event, we will print and deliver certificates in fully registered form for the Series C Preferred Stock.  If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series C Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series C Preferred Stock will be made in immediately available funds.  Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership, and disposition of the Series C Preferred Stock offered by this prospectus supplement.  This discussion only applies to purchasers who purchase and hold the Series C Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment).  This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series C Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof.  These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below.  This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series C Preferred Stock in light of their particular circumstances.  In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of Series C Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series C Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, or an insurance company).  We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series C Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partnership or a partner of a partnership holding our Series C Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series C Preferred Stock.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR SERIES C PREFERRED STOCK.  ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER.  IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES C PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES C PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS.  YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES C PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series C Preferred Stock by “U.S. holders.”  You are a “U.S. holder” if you are a beneficial owner of our Series C Preferred stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States (including former citizens and former long-term residents);
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

U.S. Holder:  Distributions in General.  In general, if distributions are made with respect to our Series C Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code.  Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series C Preferred Stock, and the excess will be treated as gain from the disposition of the Series C Preferred Stock, the tax treatment of which is discussed below under “U.S. Holder:  Disposition of Series C Preferred Stock, Including Redemptions.”  We do not have accumulated earnings and profits.  Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series C Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Dividends received by individual holders of Series C Preferred Stock will generally be subject to a reduced maximum tax rate of 15 percent if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.  However, under current law, such preferential tax treatment only applies for taxable years ending on or before December 31, 2010.  Unless extended by further legislation, for taxable years ending after December 31, 2010, the rate applicable to dividends is scheduled to return to the rate generally applicable to ordinary income.  The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as “investment income,” which may be offset against investment expenses.  Furthermore, the rate reduction does not apply to dividends that are paid to individual stockholders with respect to the Series C Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series C Preferred Stock becomes ex-dividend.  Individual stockholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporations generally will be eligible for the dividends-received deduction.  Each domestic corporate holder of Series C Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction.  The amount of any dividend that is included in a domestic corporate stockholder’s adjusted current earnings will generally not be reduced by any dividends-received deduction otherwise allowable with respect to the dividend.

U.S. Holder:  Distributions of Additional Shares of Common Stock or Series C Preferred Stock.  As discussed under the “Description of Series C Preferred Stock-Dividends-Failure to Make Dividend Payments,” the certificate of designation governing the Series C Preferred Stock requires us to pay dividends on Series C Preferred Stock “in-kind” in shares of our common stock or additional shares of Series C Preferred Stock in certain circumstances.  Such dividend distributions of shares of common stock or additional shares of Series C Preferred Stock will be treated as taxable distributions in the same manner as cash distributions.  The amount of the distribution and basis of the shares of common stock or Series C Preferred Stock received will be equal to the fair market value of such shares on the distribution date.

U.S. Holder:  Disposition of Series C Preferred Stock, Including Redemptions.  Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series C Preferred Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the U.S. holder’s adjusted tax basis in the Series C Preferred Stock.  Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series C Preferred Stock is longer than one year.  If you are a non-corporate U.S. holder of Series C Preferred Stock, long-term capital gain recognized in tax years ending on or before December 31, 2010, will generally be subject to reduced rates.  Unless extended by further legislation for taxable years ending after December 31, 2010, the tax rate will increase.  A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses.  Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

A redemption of shares of the Series C Preferred Stock will be a taxable event.  If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize long-term capital gain or loss, if the U.S. holder’s holding period for such Series C Preferred Stock exceeds one year, equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series C Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series C Preferred Stock, which generally will be subject to the rules discussed above in “U.S. Holder:  Distributions in General.”  A payment made in redemption of Series C Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series C Preferred Stock, unless the redemption:

(A)           is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

(B)           is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code; or

(C)           results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series C Preferred Stock and our common stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the Company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “U.S. Holder:  Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code.  A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code.  A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series C Preferred Stock will likely not qualify for this exception because of the voting rights are limited as provided in the “Description of Series C Preferred Stock-Voting Rights.”

Each U.S. holder of Series C Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series C Preferred Stock will be treated as a dividend or as payment in exchange for the Series C Preferred Stock.  If the redemption payment is treated as a dividend, the rules discussed above in “U.S. Holder:  Distributions in General” apply.

U.S. Holder:  Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series C Preferred Stock and to certain payments of proceeds on the sale or other disposition of our Series C Preferred Stock.  Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series C Preferred Stock and certain payments of proceeds on the sale or other disposition of our Series C Preferred Stock unless the beneficial owner of such Series C Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences”, the following discussion summarizes the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Series C Preferred Stock by certain “non-U.S. holders” (as defined below).  For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of Series C Preferred Stock and you are not a “U.S. holder.”

Non-U.S. Holder:  Distributions on the Series C Preferred Stock.  In general, if distributions (whether in cash or our common stock or Series C Preferred Stock) are made with respect to our Series C Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below.  Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the Series C Preferred Stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series C Preferred Stock, the tax treatment of which is discussed below under “Non-U.S. Holder:  Disposition of Series C Preferred Stock, Including Redemptions.”  We do not have accumulated earnings and profits.  Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series C Preferred Stock to qualify as dividends for U.S. federal income tax purposes.  In addition, if we are a U.S. real property holding corporation, or a “USRPHC”, which we believe that we are, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Non-U.S. Holder:  Disposition of Series C Preferred Stock, Including Redemptions”), with a credit generally allowed against the non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a non-U.S. holder of our Series C Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  But, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied.  Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise.  Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Series C Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our Series C Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our Series C Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Non-U.S. Holder:  Disposition of Series C Preferred Stock, Including Redemptions. Any gain realized by a non-U.S. holder on the disposition of our Series C Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•
we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our Series C Preferred Stock.  This assumes that our Series C Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.  We believe we are a USRPHC and that our Series C Preferred Stock will be treated as being regularly traded on an established securities market.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.  An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.  A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code.

If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series C Preferred Stock, upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series C Preferred Stock, such a non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the non-U.S. holder’s adjusted tax basis in the Series C Preferred Stock.  Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder’s holding period for the Series C Preferred Stock is longer than one year.  A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses.  Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series C Preferred Stock, a redemption of shares of the Series C Preferred Stock will be a taxable event.  If the redemption is treated as a sale or exchange, instead of a dividend, a non-U.S. holder generally will recognize long-term capital gain or loss, if the non-U.S. holder’s holding period for such Series C Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the non-U.S. holder’s adjusted tax basis in the Series C Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series C Preferred Stock, which generally will be subject to the rules discussed above in “Non-U.S. Holder:  Distributions on the Series C Preferred Stock.”  A payment made in redemption of Series C Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series C Preferred Stock, in the same circumstances discussed above under “U.S. Holder:  Disposition of Series C Preferred Stock, Including Redemptions.”  Each non-U.S. holder of Series C Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series C Preferred Stock will be treated as a dividend or as payment in exchange for the Series C Preferred Stock.

Non-U.S. Holder:  U.S. federal estate tax.  An individual non-U.S. holder of Series C Preferred Stock who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) and an entity the property of which is includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our common stock and Series C Preferred Stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Non-U.S. Holder:  Information reporting and backup withholding.  We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series C Preferred Stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, Wunderlich Securities, Inc. has agreed to purchase from us, and we have agreed to sell to Wunderlich Securities, Inc., 400,000 shares of Series C Preferred Stock.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of Series C Preferred Stock offered hereby is subject to certain conditions precedent and that the underwriter will purchase all of the shares of Series C Preferred Stock offered by this prospectus supplement, other than those covered by the option to purchase additional shares described below, if any of these shares are purchased.

The underwriter initially proposes to offer the shares of Series C Preferred Stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. The underwriter may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the initial offering of Series C Preferred Stock, the offering price and other selling terms may be varied by the underwriter from time to time.

We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 60,000 additional shares of Series C Preferred Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the Series C Preferred Stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of Series C Preferred Stock to the underwriter to the extent the option is exercised. If any additional shares of Series C Preferred Stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the 400,000 shares are being offered.

The underwriting agreement provides that the underwriter will purchase the Series C Preferred Stock from us at the public offering price shown on the cover page of this prospectus less the underwriting discount shown on the cover page of this prospectus.

The following table summarizes the underwriting discounts the underwriter is to receive on a per share basis and in total from us.  The information is presented assuming either no exercise or full exercise of the underwriter’s option to purchase additional shares of Series C Preferred Stock to cover over-allotments.

	Per Share	Total
		Without Option	With Option

Underwriting discount paid by us

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $225,000.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc. (FINRA), the maximum compensation or discount to be received by any participating FINRA members or independent broker dealers in connection with the offer and sale of any securities will not be greater than 8% of the aggregate amount of the securities offered pursuant to this prospectus.

We have filed an application to list our shares of Series C Preferred Stock on the NYSE Amex under the symbol “    ”.  We expect trading of the Series C Preferred Stock to commence on             , 2009, on a when-issued basis.  The underwriter has advised us that it intends to make a market in the shares prior to the commencement of trading in the NYSE Amex. The underwriter will have no obligation to make a market in the shares of Series C Preferred Stock, however, and may cease market-making activities, if commenced, at any time.

We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

In connection with the offering, the underwriter may purchase and sell shares of our Series C Preferred Stock in the open market.  These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

•
Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering.  Covered short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of Series C Preferred Stock from us in the offering.  The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market.  In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•
Naked short sales are any sales in excess of the over-allotment option.  The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to completion of the offering.

•	Stabilizing transactions consist of various bids for or purchases of our Series C Preferred Stock made by the underwriter in the open market prior to the completion of the offering.
•
Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Series C Preferred Stock. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our Series C Preferred Stock. As a result, the price of our Series C Preferred Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the NYSE Amex, in the over-the-counter market or otherwise and may be discontinued at any time.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet web sites maintained by the underwriter of this offering and may be made available on web sites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P.  Bracewell & Guiliani LLP is acting as counsel for the underwriter.

EXPERTS

The financial statements of Magnum Hunter Resources Corporation incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Malone & Bailey, PC, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.  The financial statements of Triad Energy Corporation incorporated by reference into this prospectus supplement have been audited by Appalachian Basin CPAs, Inc., independent auditors of Triad Energy Corporation, as stated in their report, which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for us included or incorporated by reference herein were based upon engineering reports prepared by Cawley, Gillespie & Associates, DeGolyer and MacNaughton, W.D. Von Gonten & Co. and Netherland, Sewell and Associates, Inc., each independent petroleum consultants.  These estimates are included herein in reliance on the authority of such firms as experts in such matters.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement.  The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the Series C Preferred Stock covered by this prospectus supplement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2008, as amended;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;
•
our Current Reports on Form 8-K filed on March 20, 2009, March 30, 2009, May 28, 2009, July 14, 2009, July 23, 2009, August 19, 2009, September 15, 2009, October 5, 2009, October 19, 2009, October 29, 2009; November 6, 2009, November 9, 2009, November 12, 2009, November 13, 2009, November 16, 2009, and November 27, 2009;

•
the description of our preferred stock in our Registration Statement on Form S-3, filed on September 16, 2009, including any amendment or reports filed for the purpose of updating this description; and

•	all filings we make with the SEC pursuant to the Exchange Act after the date of this prospectus supplement and before termination of this offering.

You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus or into such documents).  Such requests may be directed to Corporate Secretary, Magnum Hunter Resources Corporation, 777 Post Oak Blvd., Suite 910, Houston, TX 77056 or call (832) 369-6986.

In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC.  Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the SEC’s rules and regulations.  You should review the information and exhibits in the registration statement for further information about us and the securities we are offering.  Statements in this prospectus supplement or the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.  You should review the complete document to evaluate these statements.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information filed by us are available to the public free of charge at http://www.sec.gov.  Copies of certain information filed by us with the SEC are also available on our website at www.MagnumHunterResources.com.  You may also read and copy any document we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.

GLOSSARY OF TERMS

“Bbl” means a barrel, 42 U.S. gallons of liquid volume, used in reference to crude oil or other liquid hydrocarbons.

“Boe” means barrel of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent per day.

“Boepd” means barrel of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent per day.

“British thermal unit” means a measurement of energy equivalent to the heat needed to raise one pound of water one degree Fahrenheit.

“Mcf” means thousands of cubic feet of natural gas.

“Mmbbls” means millions of barrels of crude oil or other liquid hydrocarbons.

“Mmboe” means million barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

“Mmbtu” means millions of British thermal units.

“PV-10” means pre–tax present value of estimated future net revenues discounted at 10%.

PROSPECTUS

 $100,000,000
Debt Securities, Common Stock, Preferred Stock and Warrants

MAGNUM HUNTER RESOURCES CORPORATION

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. We may offer and sell any combination of our debt securities, common stock, preferred stock, and warrants described in this prospectus in one or more offerings from time to time and at prices and on terms to be determined at or prior to the time of the applicable offering. The aggregate initial offering price of all securities sold under this prospectus by us will not exceed $100,000,000. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

This prospectus describes the general terms of these securities. The specific terms of the securities and the specific manner in which we will offer and sell them will be contained in a prospectus supplement. The prospectus supplement may also add, update, or change information contained in this prospectus.

We encourage you to carefully review and consider this prospectus and any prospectus supplement before investing in our securities. We also encourage you to read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our securities by us unless accompanied by a prospectus supplement.

Our shares of common stock are listed on the NYSE Amex under the symbol “MHR.” The last reported sale price of our common stock on  October 2, 2009, as reported by the NYSE Amex, was $1. 24 per share.

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page 2. In addition, risks associated with any investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2009

TABLE OF CONTENTS
About this Prospectus	1

Our Company	1

Risk Factors	2

Description of Debt Securities	9

Description of Capital Stock	9

Description of Warrants	10

Cautionary Statement Concerning Forward-Looking Information	12

Where You Can Find More Information	12

Incorporation by Reference	13

Use of Proceeds	13

Plan of Distribution	13

Commission Position on Indemnification for Securities Act Liabilities	14

Legal Matters	15

Experts	15

The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.” All references to “Magnum Hunter,” “the Company,” “we,” “our,” “us” and similar terms refer to Magnum Hunter Resources Corporation and its subsidiaries unless otherwise stated or the context otherwise requires.
i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  This prospectus may only be used where it is legal to sell the offered securities.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.  You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this S-3 and the accompanying supplement to this S-3 constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this S-3 and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

OUR COMPANY

Magnum Hunter Resources Corporation is an independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects within the United States. The Company’s oil and natural gas properties are principally located in Texas, Louisiana and North Dakota. Magnum Hunter Resources Corporation’s recent management additions of Messrs. Gary C. Evans as Chairman of the Board and Ronald D. Ormand as Executive Vice President and Chief Financial Officer add significant financial expertise and operating track record to the Company.

Our business strategy is designed to create maximum shareholder value through a balanced program of acquisitions and low risk development and exploitation. We have been successful in creating a balanced portfolio consisting of producing properties and prospects that are geologically and geographically diverse, including producing properties, low risk development, and secondary enhanced oil recovery projects. We intend to significantly increase our focus on operated properties and the acquisition of oil and gas properties in the near future with a particular emphasis on distressed assets. We intend to target low to medium risk projects that have the potential for multiple producing horizons and offer repeatable success allowing for meaningful production and reserve growth.

Our executive offices are located at 777 Post Oak Blvd., Suite 910, Houston, Texas 77056, and our telephone number is (832) 369-6986.   Our web site is www.MagnumHunterResources.com.  Additional information which may be obtained through our web site does not constitute part of Form prospectus.   A copy of the annual report on Form 10-K is located at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC -0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

RISK FACTORS

An investment in our securities involves many risks. You should carefully consider the following risks and all of the other information contained in this prospectus before making an investment decision. Additional risks related to us and our securities may be included in the applicable prospectus supplement related to an offering and in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks Related to our Company

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, but we do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required. The business of oil and gas acquisition, drilling and development is capital intensive and the level of operations attainable by an oil and gas company is directly linked to and limited by the amount of available capital. We believe that our ability to achieve commercial success and our continued growth will be dependent on our continued access to capital either through the additional sale of our equity or debt securities, bank lines of credit, project financing or cash generated from oil and gas operations.

As of June 30, 2009, we had working capital of $2.27 million, including $.678 million of cash and cash equivalents.  In addition, we have $27.0 million of availability under our credit facilities, of which $27 million is outstanding as of  October 2, 2009.  As of October 2, 2009, based on our working capital, available borrowings under the credit facility and rate of cash flow from operations, we believe we have available to us sufficient working capital to fund our operations and expected commitments for exploration and development through, at least, December 31, 2009.  However, in the event we receive calls for capital greater than, or generate cash flow from operations less than we expect, we may require additional working capital to fund our operations and expected commitments for exploration and development prior to December 31, 2009.

We will seek to obtain additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing.  However, other than our existing credit facility, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital.  Consequently, there can be no assurance we will be able to obtain continued access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.  If we are unable to access additional capital in significant amounts as needed, we may not be able to develop our current prospects and properties, may have to forfeit our interest in certain prospects and may not otherwise be able to develop our business. In such an event, our stock price will be materially adversely affected.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision. In July 2005, we acquired our initial exploratory drilling prospects and commenced drilling activities in November 2005. In December 2005, we commenced production from our first oil and gas prospects and received our first revenues from oil and gas production in February 2006. In February 2007 we acquired a 43% average working interest in 15 producing oil fields and approximately 150 producing wells located in the Williston Basin in North Dakota at which point we began to receive revenue from associated oil and gas production.  Since that time we have expanded secondary recovery operations in the Williston Basin properties in anticipation of drilling additional producing wells in the future.  Beginning in 2007 to present, we have actively participated with Approach Resources Corporation in the drilling of approximately 77 wells located in Crockett County, Texas. Beginning in the last quarter of 2008 and continuing through the second quarter of 2009, we participated with Goodrich Petroleum Corporation in five successful wells located in Nacogdoches County, Texas. On September 30, 2009, we acquired Sharon Resources, Inc., a wholly owned subsidiary of Calgary based Sharon Energy Ltd., bringing an inventory of drilling programs in addition to three exploration and evaluation professionals. Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.  Since we entered the oil and gas business in April 2005, through June 30, 2009, we have incurred a net loss from operations of $20,250,586.  If we fail to generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our company as a going concern.

We do not act as an operator on many of our prospects, which means we are dependent on third parties for the exploration, development and production of our leasehold interests. An oil and gas operator is the party that takes primary responsibility for management of the day-to-day exploration, development and production activity relating to an oil and gas prospect. Part of our business plan is to acquire working interests in oil and gas properties with an industry partner functioning as the operator. To date, we have entered into agreements with various oil and gas operators on a project-by-project basis and we have no long term agreements with any operators that ensure us of their services as we may need them. Our reliance on third party operators for the exploration, development and production of many of our property interests subjects us to a number of risks, including our inability to control the amount and timing of costs and expenses of exploration, development and production and the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

We have limited management and staff and will be dependent upon partnering arrangements. As of  October 2, 2009, we have 14 employees, including our five executive officers. We intend to use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

•	the possibility that such third parties may not be available to us as and when needed; and

•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations and stock price will be materially adversely affected.

The loss of any of our executive officers could adversely affect us. We currently only have  fourteen employees, including our five executive officers. We are dependent on the extensive experience of our executive officers to implement our acquisition and growth strategy. The loss of the services of any of our executive officers could have a negative impact on our operations and our ability to implement our strategy.

In addition to acquiring producing properties, we intend to also grow our business through the acquisition and development of exploratory oil and gas prospects, which is the riskiest method of establishing oil and gas reserves. In addition to acquiring producing properties, we intend to acquire, drill and develop exploratory oil and gas prospects that are profitable to produce.  Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk. The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties. Moreover, the successful drilling or completion of an exploratory oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. We cannot assure you that our exploration, exploitation and development activities will result in profitable operations. If we are unable to successfully acquire and develop exploratory oil and gas prospects, our results of operations, financial condition and stock price will be materially adversely affected.

Hedging transactions may limit our potential gains or result in losses. In order to manage our exposure to price risks in the marketing of our oil and natural gas, from time to time we enter into oil and gas price hedging arrangements with respect to a portion of our proved developed producing production. While these contracts are intended to reduce the effects of volatile oil and natural gas prices, they may also limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the contract. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;
•	our production and/or sales of oil or natural gas are less than expected;
•	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or
•	the other party to the hedging contract defaults on its contract obligations.

We cannot assure you that any hedging transactions we may enter into will adequately protect us from declines in the prices of oil and natural gas. On the other hand, where we choose not to engage in hedging transactions in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging transactions. In addition, the counterparties under our derivatives contracts may fail to fulfill their contractual obligations to us.

Any failure to meet our debt obligations would adversely affect our business and financial condition.

On September 9, 2008, we entered into $65 million of credit facilities with certain lenders named in the agreement and CIT Capital USA Inc., as administrative agent for the lenders.

As of  October 2, 2009, we have $27.0 million of availability under our credit facilities, of which $27.0 million is drawn.

The credit facilities require us to satisfy certain financial covenants, including maintaining a minimum ratio of EBITDAX to interest expense, a minimum ratio of net debt to EBITDAX, a minimum ratio of consolidated current assets to consolidated current liabilities and a minimum ratio of total reserve value to debt.  We are also required to enter into certain swap agreements pursuant to the terms of the credit facilities.

PRC Williston LLC, our majority-owned subsidiary, has guaranteed the performance of all of our obligations under the CIT Capital USA credit facilities and we have collateralized our obligations under the facilities through our grant of a first priority security interest in our ownership interest in PRC Williston, subject only to certain permitted liens.

Our ability to meet debt obligations under the credit facilities will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. Our failure to service this debt could result in a default under the credit facilities, which could result in the loss of our ownership interest in PRC Williston and otherwise materially adversely affect our business, financial condition and results of operations.

Our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of oil and natural gas.  If oil and natural gas prices continue to decrease or stay at depressed levels, we may be required to take additional write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.  There is a risk that we will be required to write down the carrying value of our oil and gas properties, which would reduce our earnings and stockholders’ equity.  We account for our oil and natural gas exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized.  Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases are charged to expense as incurred.  Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities.  The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties.  If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings and stockholders’ equity.

Additional write downs could occur if oil and gas prices continue to decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results.  Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required.  It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our common stock.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.  Significant growth in the size and scope of our operations could place a strain on our financial, technical, operational and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and gas industry could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plans.

Unless we replace our oil and gas reserves, our reserves and production will decline, which would materially and adversely affect our business, financial condition and results of operations.  Producing oil and gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors.  Thus, our future oil and gas reserves and production and, therefore, our cash flow and revenue are highly dependent on our success in efficiently developing our current reserves and acquiring additional recoverable reserves.  We may not be able to develop, find or acquire reserves to replace our current and future production at costs or other terms acceptable to us, or at all, in which case our business, financial condition and results of operations would be materially and adversely affected.

The unavailability or high cost of drilling rigs, equipment supplies or personnel could adversely affect our ability to execute our exploration and development plans.  The oil and gas industry is cyclical and, from time to time, there are shortages of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs of rigs, equipment and supplies may increase substantially and their availability may be limited.  In addition, the demand for, and wage rates of, qualified personnel, including drilling rig crews, may rise as the number of rigs in service increases.  The higher prices of oil and gas during the last several years have resulted in shortages of drilling rigs, equipment and personnel, which have resulted in increased costs and shortages of equipment in program areas we operate.  If drilling rigs, equipment, supplies or qualified personnel are unavailable to us due to excessive costs or demand or otherwise, our ability to execute our exploration and development plans could be materially and adversely affected and, as a result, our financial condition and results of operations could be materially and adversely affected.

Covenants in our credit facility impose significant restrictions and requirements on us.  Our credit facility contains a number of covenants imposing significant restrictions on us, including restrictions on our repurchase of, and payment of dividends on, our capital stock and limitations on our ability to incur additional indebtedness, make investments, engage in transactions with affiliates, sell assets and create liens on our assets.  These restrictions may affect our ability to operate our business, to take advantage of potential business opportunities as they arise and, in turn, may materially and adversely affect our business, financial conditions and results of operations.

Our credit facility also requires us to achieve and maintain certain financial ratio tests.  There can be no assurance that we will be able to achieve and maintain compliance with these prescribed financial ratio tests or other requirements under our credit facility.  Failure to achieve or maintain compliance with the financial ratio tests or other requirements under our credit facility would result in a default and could lead to the acceleration of our obligations under our credit facility.

Lack of pipeline access, gathering systems and other production equipment may hinder our access to oil and gas markets or delay our production.  The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities.  For example, there are no gathering systems in some of the program areas where we have acreage.  Therefore, if drilling results are positive in these program areas, new gathering systems would need to be built to deliver any gas production to markets.  There can be no assurance that we would have sufficient liquidity to build such systems or that third parties would build systems that would allow for the economic development of any such production.

We deliver our production through gathering systems and pipelines that we do not own.  These facilities may not be available to us in the future.  Our ability to produce and market our production is affected and also may be harmed by:

•	the lack of pipeline transmission facilities or carrying capacity;
•	federal and state regulation of oil and gas production; and
•	federal and state transportation, tax and energy policies.

Any significant change in our arrangement with gathering system or pipeline owners and operators, or other market factors affecting the overall infrastructure facilities servicing our properties, could adversely impact our ability to deliver the oil and gas that we produce to markets in an efficient manner or the prices we receive.  In some cases, we may be required to shut in wells, at least temporarily, for lack of a market because of the inadequacy or unavailability of transportation facilities.  If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.

We are exposed to operating hazards and uninsured risks.  Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

•	fire, explosions and blowouts;
•	pipe failure;
•	abnormally pressured formations; and
•	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

These events may result in substantial losses to us from:

•	injury or loss of life;
•	severe damage to or destruction of property, natural resources and equipment;
•	pollution or other environmental damage;
•	clean-up responsibilities;
•	regulatory investigation;
•	penalties and suspension of operations; or
•	attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in our industry, we maintain insurance against some, but not all, of these risks.  We cannot assure you that our insurance will be adequate to cover these losses or liabilities.  We do not carry business interruption insurance.  Losses and liabilities arising from uninsured or underinsured events may have a material adverse effect on our financial condition and operations.

We carry well control insurance for our drilling operations.  Our coverage includes blowout protection and liability protection on domestic and international wells.

The producing wells in which we have an interest occasionally experience reduced or terminated production.  These curtailments can result from mechanical failures, contract terms, pipeline and processing plant interruptions, market conditions and weather conditions.  These curtailments can last from a few days to many months.

It is our long-term goal to achieve a well diversified and balanced portfolio of oil and natural gas producing properties located onshore North America.  In addition to geographic diversification, we also plan to target a balanced reserve mix between oil and natural gas, as well as conventional and unconventional resource plays.

Risks Relating to the Oil and Gas Industry

Oil and natural gas and oil prices are highly volatile and have declined significantly since mid 2008, and lower prices will negatively affect our financial condition, planned capital expenditures and results of operations.   Since mid 2008, publicly quoted spot oil and natural gas prices have declined significantly from record levels in October 2, 2008 of approximately $106.35 per Bbl and $7.53 per Mmbtu to approximately $71.27 per Bbl and $2.83 per Mmbtu as of October 2, 2009. In the past, some oil and gas companies have curtailed production to mitigate the impact of low natural gas and oil prices. We may determine to shut in a portion of our production as a result of the decrease in prices. The decrease in oil and natural gas prices has had a significant impact on our financial condition, planned capital expenditures and results of operations. Further declines in oil and natural gas prices or a prolonged period of low oil and natural gas prices may materially adversely affect our financial condition, liquidity (including our borrowing capacity under our credit facilities), ability to finance planned capital expenditures and results of operations.  Oil and natural gas are commodities and are subject to wide price fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include the following:

•	changes in global supply and demand for oil and natural gas;
•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;
•	the price and quantity of imports of foreign oil and natural gas;
•	acts of war or terrorism;
•	political conditions and events, including embargoes, affecting oil-producing activity;
•	the level of global oil and natural gas exploration and production activity;
•	the level of global oil and natural gas inventories;
•	weather conditions;
•	technological advances affecting energy consumption;
•	the price and availability of alternative fuels; and
•	market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but may also reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Our industry is highly competitive which may adversely affect our performance, including our ability to participate in ready to drill prospects in our core areas. We operate in a highly competitive environment. In addition to capital, the principal resources necessary for the exploration and production of oil and natural gas are:

•	leasehold prospects under which oil and natural gas reserves may be discovered;
•	drilling rigs and related equipment to explore for such reserves; and
•	knowledgeable personnel to conduct all phases of oil and natural gas operations.

We must compete for such resources with both major oil and natural gas companies and independent operators. Virtually all of these competitors have financial and other resources substantially greater than ours. We cannot assure you that such materials and resources will be available when needed. If we are unable to access material and resources when needed, we risk suffering a number of adverse consequences, including:

•	the breach of our obligations under the oil and gas leases by which we hold our prospects and the potential loss of those leasehold interests;
•	loss of reputation in the oil and gas community;
•	a general slow down in our operations and decline in revenue; and
•	decline in market price of our common shares.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves. The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the present value of reserves shown in these reports.

In order to prepare reserve estimates in its reports, our independent petroleum consultant projected production rates and timing of development expenditures. Our independent petroleum consultant also analyzed available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary and may not be in our control. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, our independent petroleum consultant may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Prospects that we decide in which to participate may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return. A prospect is a property in which we own an interest and have what we believe, based on available seismic and geological information, to be indications of oil or natural gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion cost or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analysis we perform using data from other wells, more fully explored prospects and/or producing fields will be useful in predicting the characteristics and potential reserves associated with our drilling prospects.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business. Our operations are subject to extensive federal, state and local laws and regulations relating to the exploration, production and sale of oil and natural gas, and operating safety. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•	land use restrictions;
•	lease permit restrictions;
•	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;
•	spacing of wells;
•	unitization and pooling of properties;
•	safety precautions;
•	operational reporting; and
•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;
•	property and natural resource damages;
•	well reclamation cost; and
•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. It is also possible that a portion of our oil and gas properties could be subject to eminent domain proceedings or other government takings for which we may not be adequately compensated.

Our operations may incur substantial expenses and resulting liabilities from compliance with environmental laws and regulations. Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations:

•	require the acquisition of a permit before drilling commences;
•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;
•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
•	impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in:

•	the assessment of administrative, civil and criminal penalties;
•	incurrence of investigatory or remedial obligations; and
•	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed. Our permits require that we report any incidents that cause or could cause environmental damages.

Risks Relating to our Common Stock

The market for our stock is limited and may not provide investors with either liquidity or a market based valuation of our common stock. Our common stock is traded on the NYSE Amex stock exchange market under the symbol “MHR”. As of  October 2, 2009, the last reported sale price of our common stock on the NYSE-Amex was $1.24 per share. However, we consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. Also, the present volume of trading in our common stock may not provide investors sufficient liquidity in the event they wish to sell their common shares. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general, and early stage public companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If we are unable to develop a market for our common shares, you may not be able to sell your common shares at prices you consider to be fair or at times that are convenient for you, or at all.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets and the issuance of shares of common stock in future acquisitions. Sales of a substantial number of shares of our common stock by us or by other parties in the public market or the perception that such sales may occur could cause the market price of our common stock to decline. In addition, the sale of such shares in the public market could impair our ability to raise capital through the sale of common or preferred stock.

In addition, in the future, we may issue shares of our common stock in furtherance of our acquisitions and development of assets or businesses. If we use our shares for this purpose, the issuances could have a dilutive effect on the value of your shares, depending on market conditions at the time of an acquisition, the price we pay, the value of the assets or business acquired and our success in exploiting the properties or integrating the businesses we acquire and other factors.

Our common stock may be delisted from the NYSE Amex and if this occurs you may have difficulty converting your investment into cash efficiently.  The NYSE Amex (formerly known as the American Stock Exchange) has established certain standards for the delisting of a security from the NYSE Amex.  The standards for delisting from the stock market include, among other things, common stock selling for a substantial period of time at a low price per share, if the issuer fails to affect a reverse split of such shares within a reasonable time after being notified that the stock exchange deems such action to be appropriate.  While we have not received any communication to date from the NYSE Amex concerning the selling price of our common shares, there can be no assurance that the NYSE Amex will take action to delist our common stock from the exchange due to the low selling price of the shares.  If that were to occur, we would consider affecting a reverse split of our common stock in order to raise our share price to a level satisfactory to the NYSE Amex.  However, reverse splits of thinly traded shares have, at times, resulted in declining share price after a proportional adjustment in shares price to give effect to the split.  If our common stock were to be excluded from NYSE Amex, or if we elected to conduct a reverse split in order to maintain the listing, the price of our common stock and the ability of holders to sell such stock could be materially adversely affected.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series.  The debt securities will be our direct obligations and may be guaranteed by certain of the Company’s subsidiaries, as determined on a case by case basis for each series of debt securities.  The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and the trustee.  Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture.  The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related indenture, which may include (without limitation) the following:

•	the title and series of the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the price or prices at which the debt securities will be issued;
•	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;
•	the interest rate or rates (which may be fixed or variable) per annum of the debt securities or the method of determining the interest rate or rates of the debt securities;
•
if applicable, the date or dates from which interest on the debt securities will accrue or the method or methods by which the date or dates are to be determined, the interest payment dates, the date or dates on which payment of interest will commence and the regular record dates for such interest payment dates;

•
if applicable, the date after which and the price or prices at which the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or at the option of the holders of the debt securities and the other detailed terms and provisions of such optional redemption;

•
the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

•	the denomination or denominations of the debt securities;
•
whether the debt securities will be issued in registered or bearer form or both and, if in bearer form, the related terms and conditions and any limitations on issuance of these bearer debt securities (including exchange for registered debt securities of the same series);

•	information with respect to book-entry procedures;
•	whether any of the debt securities will be issued as original issue discount securities;
•	each office or agency where, subject to the terms of the indenture, the debt securities may be presented for registration of transfer or exchange;
•
if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;

•	if other than the trustee, the identity of each security registrar, paying agent, and authenticating agent; and
•	any other terms of the debt securities.

We encourage you to carefully review and consider the complete indenture applicable to each series of the debt securities before investing.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and our bylaws.  The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

Our amended certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share.  As of  October 2, 2009, there are  43,101,346 shares of our common stock issued and outstanding.  Each share of our common stock entitles its holder of record to one vote on all matters to be voted on by the stockholders.  All matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class.  Except as otherwise provided by law or in our amended certificate of incorporation, and subject to voting rights granted to holders of outstanding preferred stock and the power of our board of directors to amend our bylaws, amendments to our amended and restated certificate of incorporation and our bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class.  Holders of our common stock are not entitled to cumulate their votes in the election of directors.  Each of our directors will be elected annually by our stockholders voting as a single class.  Holders of our common stock are not entitled to preemptive rights and our common stock is not subject to redemption or conversion.  There are no redemption or sinking fund provisions applicable to our common stock.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors.  Upon the liquidation, dissolution or winding-up of the Company, the holders of our common stock are entitled to share pro-rata in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any outstanding preferred stock.  All shares of our common stock currently outstanding are fully paid and non-assessable.

Preferred Stock

Our amended certificate of incorporation authorizes 10,000,000 shares of preferred stock, par value $0.01 per share.  Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by our stockholders (unless such action is required by applicable law or listing rules of an applicable securities exchange or quotation system), to designate and issue our preferred stock in one or more series and to establish the designations, powers, preferences and relative participating, optional or other rights of such series, which may be greater than the rights of our common stock.

Series A Convertible Preferred Stock.  Our board has designated 3,000,000 of the preferred shares as Series A Convertible Preferred Stock (“Series A Preferred Stock”) As of  October 2, 2009, there are no shares of Series A Preferred Stock outstanding.

Our board of directors generally has to designate and issue our preferred stock in one or more series.  It is not possible to state the actual effect of the issuance of any additional series of shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock.

 Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation.  The transfer agent for any other securities that we may offer under this prospectus will be named and described in the prospectus supplement for such securities.

Listing

Our common shares are listed on the NYSE Amex under the symbol “MHR.”

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants.  The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus.  We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any prospectus supplement, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	the anti-dilutive protections given to the holder of such warrant;
•	a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•
in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of Delaware.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants

As of  October 2, 2009 there were outstanding warrants to purchase 6,833,962 shares of our common stock, of which 5,800,650 have an exercise price of $2.00 per share and are set to expire on November 21, 2010 and 1,058,392 have an exercise price of $3.00 per share and are set to expire on March 10, 2011.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus, including but not limited to, statements regarding our future financial position, business strategy, anticipated trends and developments in the markets in which we operate, budgets, projected costs, capital expenditures, savings and plans, competition and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus and the documents we have incorporated by reference. You are cautioned not to place undue reliance on such statements.

WHERE YOU CAN FIND MORE INFORMATION

Additional information regarding the Company and our securities discussed in this prospectus, including our annual, quarterly, and current reports and any proxy statements, may be accessed through the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.MagnumHunterResources.com.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to documents filed by us with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering of securities under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, September 30, 2008;
•	Our Annual Report on Form 10-K for the year ended December 31, 2008;
•	Our Amendments to our Form 10-K for the year ended December 31, 2008 on Form 10-K/A filed with the SEC on and April 29, 2009 and Form10-K/A filed with the SEC on September 11, 2009.
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;
•
Our Current Reports on Form 8-K filed with the SEC on October 5, 2009, September 15, 2009, August 19, 2009 , July 23, 2009, July 14, 2009, May 28, 2009, March 30, 2009, March 20, 2009, October 2, 2008, September 11, 2008, June 2, 2008, April 8, 2008, March 4, 2008, and January 9, 2008.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Magnum Hunter Resources Corporation
Attn: Corporate Secretary
777 Post Oak Blvd. Suite 910
Houston, Texas 77056
(832) 369-6986

USE OF PROCEEDS
Unless we inform you otherwise in an applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by us under this prospectus for capital expenditures, working capital, acquisitions, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;
•	through agents;
•	through underwriters;
•	through dealers;
•	through a combination of these methods; and
•	through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements, which may be entered into with us, to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. In connection with the sale of our securities, or the purchasers our securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
General

Our Certificate of Incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws; Inapplicability of Section 203 of the Delaware General Corporation Law

Some provisions of our amended certificate of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interest.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval.  These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.  In addition, our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  If applicable, the statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.  In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder by acquiring such 15% ownership, subject to certain exceptions.  We have not opted out of Section 203 with an express provision in our original certificate of incorporation.

Limitation on Liability and Indemnification Matters

Our amended certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law.  The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.  Exculpation does not apply if the directors acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors.  In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

There is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Mr. Morgan F. Johnston, Esquire, Dallas, Texas.

EXPERTS

The financial statements of Magnum Hunter Resources Corporation incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Malone & Bailey, PC, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK AND WARRANTS

MAGNUM HUNTER RESOURCES CORPORATION

PROSPECTUS

October 15, 2009

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.